Exhibit 10.1

CREDIT AGREEMENT

Among

LECROY CORPORATION,
A Delaware Corporation

“As Borrower”

And

MANUFACTURERS AND TRADERS TRUST COMPANY,
A New York Banking Corporation

“As Administrative Agent”

and

LASALLE BANK NATIONAL ASSOCIATION,
A National Banking Association

“As Documentation Agent”

and

MANUFACTURERS AND TRADERS TRUST COMPANY,
AND VARIOUS OTHER FINANCIAL INSTITUTIONS
NOW OR HEREAFTER PARTIES HERETO

“As Lenders”

i

SCHEDULES:
Schedule 2.01	Lenders and Commitments
Schedule 4.06	Disclosed Matters
Schedule 4.12	Subsidiaries
Schedule 4.13	Insurance
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.04	Existing Investments
Schedule 7.10	Existing Restrictions

EXHIBITS:
Exhibit A	Form of Assignment And Acceptance
Exhibit B	Form of Guaranty Agreement
Exhibit C	Form of Revolving Note
Exhibit D (1)	Security Agreement-Borrower
Exhibit D (2)	Form of Security Agreement [Guarantor]
Exhibit E	Form of Swingline Note
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Interest Election Request

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated to be effective as of March 30, 2007 among LECROY CORPORATION, a Delaware corporation (“Borrower”), each of the “Lenders” (as such term is defined below); and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

RECITALS

A. The Borrower proposes to obtain senior bank credit facilities which will be used for the purposes set forth below in this Agreement.

B. In connection with the foregoing, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower as more particularly described herein; and

C. The Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.

In consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Pub. L. No. 107-56, 115 Stat. 272 (codified as amended in scattered sections of 18 U.S.C.A.).

“Adjusted Base Rate” means that rate of interest equal to the Base Rate plus the Applicable Rate.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (.01%) determined by the Agent to be equal to the sum of (a) the quotient obtained by dividing (i) the LIBOR Rate for such Eurodollar Borrowing for such Interest Period by (ii) 1.00 minus the Reserve Requirement for such Eurodollar Borrowing for such Interest Period; plus (b) the Applicable Rate.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended and modified from time to time.

“Applicable Rate” means, the following percentages corresponding to the Senior Leverage Ratio in effect as of the most recent Calculation Date: (a) with respect to Adjusted Base Rate Borrowings and Swingline Loans, the percentage set forth below under the heading “Applicable Rate for Adjusted Base Rate Borrowings,” (b) with respect to Eurodollar Borrowings, the percentage set forth below under the heading “Applicable Rate for Eurodollar Borrowings,” (c) with respect to the Commitment Fee payable under Section 3.03(b), the percentage set forth below under the heading “Applicable Rate for Commitment Fees” (d) with respect to the LC Issuance Fees payable under Section 3.03(c), the percentage set forth below under the heading “Applicable Rate for LC Issuance Fees”:

Tier Level	Senior Leverage Ratio	Applicable Rate for Adjusted Base Rate Borrowings	Applicable Rate for Eurodollar Borrowings	Applicable Rate for Commitment Fees	Applicable Rate for LC Issuance Fees
1	> 2.50	1.000%	2.500%	0.350%	2.500%
2	> 2.00 < 2.50	0.750%	2.250%	0.250%	2.250%
3	> 1.50 < 2.00	0.500%	2.000%	0.250%	2.000%
4	> 1.00 < 1.50	0.250%	1.750%	0.250%	1.750%
5	< 1.00	0.00%	1.500%	0.250%	1.500%

The initial Applicable Rates shall be based on Tier Level 5. Beginning with the Calculation Date immediately following the fiscal quarter of the Borrower ending on March 31, 2007 and quarterly thereafter, the Applicable Rates shall be determined and adjusted by the then current Senior Leverage Ratio as determined in accordance with the quarterly Compliance Certificates to be provided by the Borrower in accordance with Section 6.02(d) of this Agreement. If the Borrower fails to timely provide a Compliance Certificate for any fiscal quarter of the Borrower as required by and within the time limitations set forth in Section 6.02(d), the Applicable Rates from the applicable date of such failure shall be based on Tier Level 1 until five (5) Business Days after a Compliance Certificate has been provided, whereupon the Tier Level shall be determined by the Senior Leverage Ratio set forth in such Compliance Certificate. Except as set forth above, each Applicable Rate shall be effective from a Calculation Date until the next Calculation Date.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Loan Party or any Subsidiary whether by sale, lease, transfer or otherwise; provided, however, the term “Asset Disposition” shall not include (a) Specified Sales, (b) the sale, lease or transfer of assets permitted by Section 7.05, or (c) any Equity Issuance.

“Assignee” means an Eligible Assignee who has acquired an assignment of a Lender’s interests in a Loan in accordance with the provisions of Section 10.04 of this Agreement.

“Assignment And Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee (with the consent of any party whose consent is required by the terms of this Agreement), and accepted by the Agent, substantially in the form of Exhibit A or any other form approved by the Agent.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the higher of (a) the Prime Rate for such day and (b) the Federal Funds Rate in effect on such day plus fifty (50) Basis Points. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the opening of business on the day specified in the public announcement of such change in the Prime Rate or the Federal Funds Rate.

“Basis Point” means one one-hundredth (.01) of one percent.

“Borrower Materials” has the meaning specified in Section 6.02 of this Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Sections 2.01 or 2.02.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, any Business Day specified in a notice issued by the Borrower in accordance with Sections 2.01 or 2.02 of this Agreement as a date on which the Borrower has requested that the Lenders advance the proceeds of the Revolving Loans or that the Swingline Lender advance the proceeds of the Swingline Loans, as the case may be, to or for the account of the Borrower, which shall be a Business Day.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in the State of New York are required to be closed, and if such day relates to any Eurodollar Borrowing, any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Date” means each of the dates upon which the Applicable Rates are to be determined and adjusted, which adjustment shall be made quarterly on the date occurring five (5) Business Days after the date on which the Agent receives the quarterly Compliance Certificate in accordance with the provisions of Section 6.02(d) of this Agreement, or otherwise as required by the terms of this Agreement.

“Capital Adequacy Requirement” means any Law imposing any capital adequacy requirement or any other similar requirement (including but not limited to the capital adequacy regulations contained in Parts 3, 208 and 225 of Title 12 of the Code of Federal Regulations, as amended), any change in such laws or in the interpretation or application thereof, and any request, guideline or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority.

“Capital Expenditures” means, for any specified period, the sum of (without duplication) all expenditures during such period for fixed or capital assets that are required to be capitalized under generally accepted accounting principles, excluding: (a) any capitalized interest, (b) any assets acquired in connection with normal replacement and maintenance programs properly charged to current operations; (c) any replacement assets acquired with the proceeds of insurance, and (d) any assets the acquisition of which is permitted by Section 7.04.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means indebtedness incurred as a lessee pursuant to a Capital Lease.

“Capital Stock” means (a) in the case of a corporation, capital stock of any class or series, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” has the meaning ascribed to such term in Section 2.03(i) of this Agreement.

“Cash Collateralize” has the meaning ascribed to such term in Section 2.03(i) of this Agreement.

“Change in Control” means, with respect to any Person, an event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors). The occurrence of any “Change in Control” as such term is defined in the Indenture shall also constitute a “Change in Control” under this Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof after the Closing Date or (c) compliance by any Credit Party (or, for purposes of Section 3.05(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency made or issued after the Closing Date.

“Closing” means the execution and delivery of this Agreement.

“Closing Date” means the above-stated effective date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all Treasury regulations, revenue rulings, revenue procedures or announcements thereunder.

“Collateral” means any and all “Collateral,” as defined in any applicable Security Document, or any other assets or properties of any Loan Party that are pledged to any of the Credit Parties in order to secure the Obligations.

“Compliance Certificate” has the meaning ascribed to such term in Section 6.02(d) of this Agreement.

“Commercial Account” means the commercial checking account to be established and maintained by the Borrower with the Agent and which may be utilized as the means of advancing funds under the Loans.

“Commitment Fee” has the meaning ascribed to such term in Section 3.03(b).

“Commitment Period” means (a) with respect to Revolving Loans, the period from and including the Effective Date to but not including the Maturity Date, and (b) with respect to Swingline Loans, the period from and including the Effective Date to but not including the Swingline Maturity Date.

“Consolidated EBITDA” means, for any period, determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries, Net Income for such period plus(to the extent deducted in the computation of such Net Income): (a) Consolidated Interest Expense, (b) Taxes, (c) depreciation, (d) amortization and (e) stock based compensation to the extent that it is a non-cash expense.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries: (a) scheduled principal payments paid or payable in cash during such period on Indebtedness (including imputed principal payments in respect of Capital Leases and synthetic leases but excluding mandatory prepayments and excluding principal payments paid or payable in cash during such period in the approximate amount of Thirty Two Million Dollars ($32,000,000.00) made upon term loan Indebtedness with the proceeds of the Convertible Series Notes), (b)Consolidated Interest Expense and (c) Restricted Payments paid in cash (excluding the Borrower’s repurchase of Capital Stock of the Borrower prior to Closing and dividends made by any Subsidiary to the Borrower).

“Consolidated Interest Expense” means, for any period, determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries, the sum, in cash, paid or payable, of: (a) the amount of accrued interest on or with respect to, Indebtedness for such period, including, without limitation, imputed interest on Capital Leases and imputed or accreted interest in respect of deep discount or zero coupon obligations, plus (b) the net amount payable under all Hedging Agreements in respect of such period (or minus the net amount receivable under all Hedging Agreements in respect of such period) plus (c) annual fees or commitment fees payable during such period plus (d) Letter of Credit fees payable during such period.

“Consolidated Net Worth” means, at any time, the total assets less the total liabilities of the Borrower and its Subsidiaries determined in accordance with GAAP on a consolidated basis.

“Consolidated Senior Indebtedness” means at any time all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis other than: (a) Indebtedness described in clauses (g) and (h) of the definition of “Indebtedness” to the extent such Indebtedness described in clauses (g) and (h) does not, in accordance with GAAP, appear as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries, (b) Indebtedness subordinated to the Obligations on terms and conditions acceptable to the Credit Parties; and (c) Indebtedness evidenced by either the Convertible Senior Notes or the Seller Notes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

"Convertible Senior Notes” means the 4.00% Convertible Senior Notes due 2026 issued by the Borrower under the Indenture in the present aggregate outstanding principal amount of Seventy Two Million Dollars ($72,000,000.00).

“Credit Parties” means the Agent, the Lenders, the Swingline Lender, and the Issuing Lender.

“Credit Party Expenses” means the following reasonable out-of-pocket expenses or costs incurred by any of the applicable Credit Parties: (a) all costs and expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges, and disbursements of counsel for the Agent arising out of, pertaining to, or in any way connected with this Agreement, any of the other Loan Documents or the Obligations, the syndication of the credit facilities provided for herein, or otherwise; (b) all costs required to be paid by the Borrower by the terms of the Loan Documents; (c) taxes and insurance premiums advanced or otherwise paid by the Agent in connection with the Collateral or on behalf of the Borrower; (d) filing and recording costs, title insurance premiums, environmental and consulting fees, audit fees, search fees, appraisal fees, and other expenses paid or incurred by the Agent; (e) costs and expenses incurred by the Agent in the collection of the Accounts (with or without the institution of legal action), or to enforce any provision of this Agreement or any other Loan Document, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral or any other property of the Borrower whether or not a sale is consummated; (f) costs and expenses of litigation incurred by any Credit Party or any Participant, including reasonable attorney’s fees of its counsel, in enforcing or defending this Agreement or any portion hereof or any other Loan Document, or in collecting any of the Obligations after the occurrence of any Event of Default; (g) reasonable attorneys’ fees and expenses incurred by the Agent in obtaining advice or the services of its attorneys with respect to the structuring, drafting, negotiating, reviewing, amending, terminating, waiving, enforcing or defending of this Agreement and the other Loan Documents, or any agreement or matter related hereto, whether or not litigation is instituted; (h) travel expenses of the Agent or its agents related to any of the foregoing; (i) all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Issuing Lender in connection with Letters of Credit.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Loan Party or any of its Subsidiaries (excluding, for purposes hereof, any Equity Issuance or any Indebtedness of the Borrower and its Subsidiaries permitted to be incurred pursuant to Section 7.01 hereof).

“Default” means any event, occurrence or omission which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Revolving Commitment, participations in LC Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on its signature page to this Agreement; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Agent and the Borrower as the office of such Lender at which Adjusted Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate that administers or manages a Lender; (d) an Approved Fund, or (e) any Person approved by the Agent, and by the Borrower (unless a Default or a Event of Default has occurred and is continuing, in which case the Borrower’s approval shall not be required), such approvals not to be unreasonably withheld. The term “Eligible Assignee” shall not include any natural person nor any Loan Party, Affiliate or Subsidiary of a Loan Party.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
.
“Equity Issuance” means any issuance by the Borrower or any of its Subsidiaries to any Person which is not a Loan Party of shares of its Capital Stock, including shares issued upon the exercise of options or warrants or upon the conversion of any debt securities to equity other than the issuance of Capital Stock of the Borrower in connection with any employee benefit plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations thereunder, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning ascribed to such term in Article 8 of this Agreement.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Loan Party is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.07(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.07(a).

.“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Rate” means, for any day, the rate per annum, (rounded, if necessary, to the next greater 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by the Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent (which determination shall be conclusive and binding, absent manifest error).

“Fee Letter” means the letter agreement dated as of March 1, 2007, between the Borrower and M&T.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries which is the twelve (12) month accounting period which ends on each Saturday that is the closest to each consecutive June 30. For clarity of presentation, the consolidated financial statement year-end references are stated as June 30.

“Fixed Charge Coverage Ratio” means, at any date of determination for the four fiscal quarter period ending on such date (or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period), for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDA minus Non-Financed Capital Expenditures minus Taxes paid in cash for such period to (b) Consolidated Fixed Charges for such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Loan Party is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than the United States of America or any State thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date designated by the Borrower not greater than five (5) Business Days after the Effective Date upon which the initial Extensions of Credit are made hereunder.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or government, any union of nations or governments (including the European Union), any state, region, province, or other political subdivision of any nation, government or union of nations or governments, and any municipality, court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Guaranty Agreements” means collectively the Guaranty Agreements, substantially in the form of Exhibit B, executed for the benefit of the Secured Parties from time to time by the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business less than two hundred seventy (270) days past due); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement; (e) all Capital Lease Obligations; (f) all obligations, contingent or otherwise under acceptance, letter of credit or similar facilities; (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock; (h) all obligations under Hedging Agreements; (i) all Guarantees; (j) all obligations secured by any Lien on the assets of such Person; (k) all payments required by such Person under non-compete agreements; (l) all indebtedness of any partnership in which such Person is a general partner; (m) all obligations of Person entity under synthetic leases or other obligations that are the functional equivalent of the Indebtedness referred to in clauses (a) through (l).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided to such term in Section 10.03 of this Agreement.

“Indenture” means the Indenture dated as of October 12, 2006 by and between the Borrower and U.S. Bank National Association as Trustee.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02.

“Interest Payment Date” means (a) with respect to any Adjusted Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase of other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means M&T in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Lenders” means each of the signatories hereto designated as a “Lender” and each Assignee.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“LC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit in an aggregate amount at any time outstanding not to exceed to the Letter of Credit Sublimit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s Revolving Commitment Percentage multiplied by the Letter of Credit Sublimit, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit, including but not limited to the amount of any draft paid by the Issuing Lender under any Letter of Credit, and any taxes, charges, or other costs or expenses incurred by the Issuing Lender in connection with any such payment.

“LC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LC Expiration Date” means the day that is thirty (30) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“LC Fronting Fee” has the meaning ascribed to such term in Section 3.03(c) of this Agreement.

“LC Issuance Fee” has the meaning ascribed to such term in Section 3.03(c) of this Agreement.

“LC Obligations” means, at any time, the sum of (a) the maximum amount which is available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings specified in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Sublimit” means an amount equal to Five Million Dollars ($5,000,000.00). The Letter of Credit Sublimit is included in and is part of the Revolving Committed Amount and is not in addition to the Revolving Committed Amount.

“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Revolving Loan or a Swingline Loan, as the context may require.

“Loan Documents” shall mean all agreements, instruments and documents and the amendments thereto, including each document listed as a “Loan Document” on a Closing Index dated the Closing Date as amended from time to time, together with this Agreement, each of the Notes, any Assignment And Acceptance, the Letters of Credit, the LC Documents, the Guaranty Agreements, the Mortgages, the Security Documents, subordination agreements, intercreditor agreements, pledges, affidavits, powers of attorney, consents, assignments, landlord and mortgage waivers, opinions, collateral assignments, reimbursement agreements, contracts, notices, leases, financing statements, mortgages, deeds of trust, assignments of rents or contract proceeds, intellectual property security agreements, pledges, letter of credit applications, Hedging Agreements, the Fee Letter, and all other written matter, whether heretofore, now or hereafter executed by or on behalf of the Borrower, any of the Subsidiary Guarantors, or by any other Person in connection with any of the Obligations.

“Loan Party” means any of the Borrower, the Subsidiary Guarantors or any account party under a Letter of Credit.

“M&T” means Manufacturers and Traders Trust Company, a New York banking corporation.

“Margin Stock” has the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the validity or enforceability of this Agreement or any other Loan Document (other than any Assignment And Acceptance) or the rights of or remedies available any Credit Party under any Loan Document.

“Material Foreign Subsidiary” means each direct or indirect Foreign Subsidiary as to which any of the following tests are or have at any time been met: (a) the Borrower’s and the other Subsidiaries’ investments in and advances to such Foreign Subsidiary is greater than or equal to five percent (5%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed Fiscal Year of the Borrower, (b) such Foreign Subsidiary’s proportionate share of the total assets (after intercompany eliminations) of the Borrower and its Subsidiaries on a consolidated basis is greater than or equal to five percent (5%) of the total assets of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed Fiscal Year of the Borrower, or (c) the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such Foreign Subsidiary is greater than or equal to ten percent (10%) of the Net Income as of the last day of the most recently completed Fiscal Year.

“Material Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding One Million Dollars ($1,000,000.00). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means July 15, 2011; provided, however, that the Maturity Date, in the absence of any Default or Events of Default may be extended at the option of the Borrower until April 1, 2012 if all of the holders of the Convertible Senior Notes either: (a) waive their rights to require the Borrower to redeem or repurchase the Convertible Senior Notes on October 15, 2011 (“First Repurchase Date”), or (b) agree with the Borrower to extend the First Repurchase Date to July 1, 2012 or a later date.

“Mortgages” means mortgages in form and substance satisfactory to the Agent securing the entire stated principal amount of the Revolving Committed Amount granted by the Borrower or an Affiliate of the Borrower, as the case may be, encumbering all real property and improvements thereon in which the Borrower or an Affiliate of the Borrower has an interest.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of any Asset Disposition, Equity Issuance or Debt Issuance; net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Asset Disposition, Equity Issuance or Debt Issuance net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof.

“Net Income” means for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, provided, the following items, without duplication, shall be excluded from the calculation of Net Income: (a) after-tax gains and losses from asset sales or abandonment or reserves relating thereto; (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP (whether or not such items are recurring, such as, but not limited to, acquisition-related and business-re-alignment charges); (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the Borrower or is merged or consolidated with the Borrower or any Subsidiary of the Borrower; (d) the net income (but not loss) of any Subsidiary of the Borrower to the extent that the declaration of dividends, the making of intercompany loans or similar payments by that Subsidiary of that income is restricted by a contract, operation of law or otherwise; (e) the net income of any Person, other than the Borrower or a Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Subsidiary of the Borrower by such Person; (f) any restoration to income of any contingency reserve; (g) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); (h) income attributable to insurance proceeds, condemnation awards or litigation awards or settlements; and (i) any other non-cash gains and non-cash losses.

“Non-Financed Capital Expenditures” means for any period, Capital Expenditures paid out of operating cash flow or with proceeds of the Revolving Loans, as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Note” or “Notes” means, the Revolving Notes or the Swingline Note, collectively or separately, as the context may require.

“Notice of Borrowing” shall mean the written notice of borrowing as referenced and defined in Section 2.01(b)(i) of this Agreement.

“Obligations” means collectively, but without duplication, the obligations of the Borrower or any other Loan Party to pay to the Credit Parties or to perform for the benefit of the Credit Parties or any of their Affiliates: (a) sums due any of the Credit Parties arising out of or in connection with the Loans or otherwise pursuant to the terms of the Notes, and the other Loan Documents; (b) indemnification and reimbursement duties and obligations owed by the Borrower to the Lenders (including the Issuing Lender), and/or the Agent in accordance with the terms of the Loan Documents; (c) all Credit Party Expenses; (d) reimbursement, repayment or indemnity obligations owed by the Borrower to M&T with respect to overdrafts, Automatic Clearing House (“ACH”) transactions and transfers of funds to or from M&T, cash management or related services provided by M&T, and transactions involving controlled disbursement accounts; (e) all payment and indemnification obligations owed by the Borrower to the Issuing Lender or to Agent or the other Lenders which arise out of or relate to any Letters of Credit, including the LC Obligations; (f) all obligations, duties, or sums due pursuant to or arising from any Hedging Agreement to which a Lender or any Affiliate of a Lender is a party; (g) payments owed to the Agent or to M&T pursuant to the Fee Letter; and (h) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of any of the Lenders (including the Issuing Lender), or the Agent being avoided or set aside for any reason including any payment being avoided as a preference under Sections 547 and 550 of the United States Bankruptcy Code, as amended, or under any state law governing insolvency or creditors’ rights.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Participant” has the meaning ascribed to such term in Section 10.04(f) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreements or any other form approved by the Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.05;

(b) carriers’, warehousemens’, mechanics’, materialmens’, repairmens’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof,

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from the Standard & Poor’s division of The McGraw-Hill Companies, Inc. or any successor thereto, or from Moody’s Investors Service, Inc. or any successor thereto;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than Five Hundred Thousand Dollars ($500,000,000.00) and

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, estate, joint-stock company, joint venture, association, company, partnership, unincorporated organization, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02 of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent, in its sole discretion, as its prime lending rate of interest. Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Agent. The Agent’s prime lending rate of interest is but one of several interest rate bases used by the Agent. Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Agent’s prime rate.

“Public Lender” has the meaning specified in Section 6.02 of this Agreement.

“Recovery Event” means the receipt by the Borrower or any Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” has the meaning ascribed to such term in Section 10.04(d) of this Agreement.

“Regulation T” means Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means any change after the Closing Date in the laws of the United States, any state thereof, or any other Governmental Authority, or the adoption or making after such date, of any interpretations, changes in convention, directives or requests applying to a class of depository institutions, including any Credit Party, of or under any laws of the United States, any state thereof, or any other Governmental Authority (whether or not any such interpretation, directive or request has the force of Law).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, Agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time of determination at which time there are three (3) or more Lenders, any combination of Lenders holding at least fifty-one percent (51%) of (a) the aggregate outstanding principal balance of the Loans plus the aggregate unused Revolving Commitments at such time (and participation interests therein) (treating for purposes hereof in the case of Swingline Loans and LC Obligations, in the case of the Swingline Lender and the Issuing Lender, only the portion of the Swingline Loans and the LC Obligations of the Swingline Lender and the Issuing Lender, respectively, which is not subject to the participation interests of the other Lenders and, in the case of the Lenders other than the Swingline Lender and the Issuing Lender, the participation interests of such Lenders in Swingline Loans and LC Obligations hereunder as direct Obligations of such Lenders) or (b) if the Revolving Commitments have been terminated, the outstanding Loans and participation interests (including, in the case of the Swingline Lender and the Issuing Lender, the portion of the Swingline Loans and the LC Obligations held by the Swingline Lender and the Issuing Lender, respectively). At any time that there are less than three (3) Lenders, the term “Required Lenders” shall mean one hundred percent (100%) of the Lenders. The Revolving Commitment and the portion of the aggregate outstanding balance of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means for any day during the referenced period the maximum rate at which reserves (including any marginal, special, supplemental or emergency reserves) are required to be maintained during such period under Regulation D of the FRB, from time to time in effect (or any successor or other regulation or legal requirement relating to reserve requirements applicable to member banks of the Federal Reserve System) by member banks of the Federal Reserve System against “Eurocurrency Liabilities” as currently defined in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Borrowings or loans is determined or any category of extensions of credit or other assets which include loans by a non-United States office of a bank to United States residents), whether or not a Lender has any “Eurocurrency Liabilities” subject to such reserve requirements during the referenced period. Eurodollar Borrowings shall be deemed to constitute “Eurocurrency Liabilities,” and as such shall be deemed subject to reserve requirements without benefits or credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Restricted Payment” means collectively, with respect to the Borrower and each Subsidiary: (a) any dividend or other payment or distribution, direct or indirect, on account of any equity interest in such Person now or hereafter outstanding, except a dividend or distribution payable solely in the same class or type of equity interest to the holders of that class or type; (b) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Person of any equity interest in such Person now or hereafter outstanding; (c) any payment made by such Person to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests in such Person now or hereafter outstanding; or (d) any payment by such Person of any management, consulting or similar fees which are not payments in amounts comparable to sums paid in the marketplace by entities comparable to the payor for similar services to unrelated employees for services actually performed.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding equal to such Lender’s Revolving Committed Amount as specified in Schedule 2.01, as such amount may be reduced from time to time in accordance with the provisions hereof or in connection with any assignment made in accordance with the provisions of Section 10.04(b) or increased in accordance with the provisions of Section 2.01(d).

“Revolving Commitment Percentage” means, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.01, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.04(b) or increased in accordance with the provisions of Section 2.01(d).

“Revolving Committed Amount” means, collectively, the aggregate amount of all Revolving Commitments as referenced in Section 2.01(a), as such amount may be increased or reduced from time to time in accordance with the provisions hereof, and, individually, the amount of each Lender’s Revolving Commitment as specified on Schedule 2.01, as such amount may be modified from time to time in accordance with the provisions hereof or in connection with any assignment made in accordance with the provisions of Section 10.04(b).

“Revolving Loan” has the meaning ascribed to such term in Section 2.01 of this Agreement.

“Revolving Note” means a revolving loan promissory note of the Borrower payable to the order of a Lender, substantially in the form of Exhibit C with appropriate insertions, evidencing the Revolving Loans made by such Lender to the Borrower, as such revolving loan promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Secured Parties” means the “Secured Parties” as defined in the Security Agreements.

“Security Agreements” means collectively: (a) the Security Agreement, substantially in the form of Exhibit D(1), between the Borrower and the Agent, for the benefit of the Secured Parties; (b) the Security Agreements substantially in the form of Exhibit D(2) between each Subsidiary Guarantor and the Agent for the benefit of the Secured Parties; and (c) all other copyright, trademark, patent and other security agreements or pledges executed and delivered from time to time by any of the Loan Parties to secure the Obligations.

“Security Documents” means the Security Agreements, the Mortgages, and each other mortgage, patent, trademark, and copyright assignments and security agreements, and any other security agreement, instrument or other document executed or delivered pursuant to Section 6.13 or Section 6.14 to secure any of the Obligations.

“Seller Notes” means the promissory notes in the aggregate stated principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00), and other agreements, instruments and documents in connection therewith evidencing indebtedness of the Borrower to Nader Salehomoum as part of the purchase price for the acquisition of Catalyst Enterprises, Inc.

“Senior Leverage Ratio” means the ratio measured for the four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries most recently ended as of the date of determination of: (a) the Consolidated Senior Indebtedness to (b) the Consolidated EBITDA of the Borrower and its Subsidiaries.

“Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (b) the sale, transfer, lease or other disposition of obsolete or worn-out property or assets in the ordinary course of business, and (c) the sale, transfer or other disposition of Permitted Investments.

“Springing Mortgages” has the meaning ascribed to such term in Section 4.16(c) of this Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary Guarantor” means the Domestic Subsidiaries of the Borrower listed in Schedule 4.12, and any other Domestic Subsidiary that executes and delivers the Security Documents and a Guaranty Agreement, in each case in accordance with Section 5.01(a)(viii), Section 5.01(a)(ix), Section 6.13 and Section 6.14.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed the Swingline Loan Dollar Cap, and with respect to the other Lenders, the commitment of such Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.02(c), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Lender” means M&T, in its capacity as the provider of Swingline Loans.

“Swingline Loan” or “Swingline Loans” has the meaning ascribed to such term in Section 2.02(a) of this Agreement.

“Swingline Loan Dollar Cap” means Five Million Dollars ($5,000,000.00). The Swingline Loan Dollar Cap is included in and is part of the Revolving Committed Amount, and is not in addition to the Revolving Committed Amount.

“Swingline Maturity Date” means that date which occurs five (5) business days prior to the Maturity Date.

“Swingline Note” means the swingline loan promissory note of the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit E with appropriate insertions, evidencing the Swingline Loans made by the Swingline Lender to the Borrower, as such swingline loan promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans, and (c) the use of the proceeds of the Loans.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing is determined by reference to Adjusted LIBOR Rate or the Adjusted Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP; Additional Provisions Respecting Calculation of Financial Covenants.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

(b) Calculations made pursuant to Sections 7.12, 7.13, and 7.14, and any other financial covenants set forth in Section 7, including for purposes of calculating the “Applicable Rate,” shall give effect, on a pro forma basis, to all Acquisitions and dispositions made during the quarter or year to which the required compliance relates, as if such Acquisition or disposition had been consummated on the first day of the applicable period, provided, that items of revenue and expense shall be based on actual amounts and not adjusted to give effect to potential savings and similar adjustments. Calculation of such financial covenants in connection with Acquisitions and dispositions shall be based on the results of operations and financial position of the Borrower and its Subsidiaries set forth on the most recently delivered financial statements, adjusted, in the case of an Acquisition, to give effect to any additional Indebtedness incurred in connection therewith and to include the results of operations and financial position of the target during the applicable period, and in the case of a disposition, to give effect to any repayment of Indebtedness in connection therewith and to exclude the results of operations and financial position for the applicable period of the assets so disposed of.

Section 1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE 2 THE CREDITS; AMOUNTS AND TERMS

Section 2.01 Revolving Loans

(a) Revolving Commitments. During the Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus the dollar amount of such Lender’s Revolving Commitment Percentage of Swingline Loans plus the dollar amount of such Lender’s Revolving Commitment Percentage multiplied by the aggregate amount of the LC Obligations shall not exceed such Lender’s Revolving Commitment and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus Swingline Loans plus LC Obligations shall not exceed Forty Million Dollars ($40,000,000.00) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.04 or increased from time to time as provided in Section 2.01(d), the “Revolving Committed Amount”). Revolving Loans may consist of Adjusted Base Rate Borrowings or Eurodollar Borrowings, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Agent not later than 11:00 a.m. one (1) Business Day prior to the date of the requested borrowing in the case of Adjusted Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such notice of borrowing shall be substantially in the form of Exhibit F with appropriate insertions (a “Notice of Borrowing”), shall be irrevocable and shall specify:

(1) that a Revolving Loan is requested,

(2) the Borrowing Date of the requested borrowing,

(3) the aggregate principal amount to be borrowed,

(4) whether the borrowing shall be comprised of Adjusted Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (A) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (B) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Adjusted Base Rate Loan hereunder. The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(ii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in Section 10.01, or at such other office as the Agent may designate in writing, by 1:00 p.m. on the date specified in the applicable Notice of Borrowing in dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent on such day by crediting the Commercial Account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date.

(d) Increase in Revolving Commitments. Subject to the terms and conditions set forth herein, the Borrower may, at any time during the period commencing as of the Closing Date and ending as of the date thirty-six (36) months following the Closing Date, upon written notice to the Agent, cause an increase or series of increases in the Revolving Committed Amount of up to the aggregate amount of such increases of Ten Million Dollars ($10,000,000.00) (to a total aggregate Revolving Committed Amount of not more than Fifty Million Dollars ($50,000,000.00); provided that each of such increases shall be conditioned and effective upon the satisfaction of the following conditions:

(i)
the Borrower shall obtain commitments for the amount of the increase from existing Lenders or from other commercial banks or financial institutions that satisfy the requirements of an Eligible Assignee, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by a Lender Joinder Agreement in form and substance reasonably acceptable to the Agent (it being understood that in no case shall any Lender be required to increase its Revolving Commitment without its written consent);

(ii)
if any Revolving Loans are outstanding at any time of any such increase, the Borrower shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.06) as may be necessary to give effect to the revised Revolving Commitment Percentages and amounts of Revolving Commitments;

(iii)	the Borrower shall pay to M&T for its own account all fees required under the Fee Letter due in connection with the syndication of the increase in the Revolving Committed Amount;

(iv)	the Borrower shall have executed any new or amended and restated Notes (to the extent requested by the Lenders) to reflect the revised amounts of Revolving Commitments;

(v)	no Default or Event of Default shall be existing or shall exist after giving effect to any such increase;

(vi)	no event or condition shall have occurred and be continuing that is likely to have a Material Adverse Effect;

(vii)
The Borrower shall be in compliance with all financial covenants set forth in Sections 7.12 through 7.14 of this Agreement prior to incurring any such increase and on a proforma basis on the date any such increase is incurred, after giving full effect to the Revolving Committed Amount including such increase, plus all of the other outstanding Obligations; and

(viii)	all other conditions to the making of a Revolving Loan set forth in Section 5.02 of this Agreement shall be satisfied.

In connection with any such increase in the Revolving Commitments, Schedule 2.01 shall be revised to reflect the modified Revolving Commitments and Revolving Commitment Percentages of the Lenders, and the Borrower shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Agent and the Lenders in connection therewith. In the event that the existing Lenders provide commitments to fund any increase in an aggregate amount of commitments that is greater than the required amount of the increase, the Agent shall determine the final allocation of the requested increase among the existing Lenders.

Section 2.02 Swingline Loan Subfacility

(a) During the Commitment Period, subject to the terms and conditions set forth herein, the Swingline Lender agrees to make certain revolving credit loans (each, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrower in dollars from time to time on any Business Day provided that, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Loan Dollar Cap and (ii) the sum of the aggregate amount of outstanding Revolving Loans plus Swingline Loans plus LC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if any Credit Party shall have notified the Swingline Lender and the Borrower in writing at least one Business Day prior to the Borrowing Date with respect to such Swingline Loan, that the conditions set forth in Section 5.02 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swingline Loan. Each Swingline Loan shall be due and payable on the maturity thereof, provided that in no event shall such maturity be later than the Swingline Maturity Date.

(b) To request a Swingline Loan, the Borrower shall notify the Agent and the Swingline Lender by telephone (confirmed by telecopy) no later than 1:00 p.m. on the proposed Borrowing Date. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount to be borrowed, (ii) the requested Borrowing Date, and (iii) the requested maturity date of the requested Swingline Loan which shall be not later than fourteen (14) Business Days after the making of such Swingline Loan. The Swingline Lender will make the requested amount available promptly on that same day, to the Agent (for the account of the Borrower) who, thereupon, will promptly make such amount available to the Borrower on such day in like funds as provided therein. Each Swingline Loan shall be in an aggregate amount that is an integral multiple of Twenty Five Thousand Dollars ($25,000.00) and not less than Two Hundred Thousand Dollars ($200,000.00).

(c) The Swingline Lender may by written notice given to the Agent not later than 10:00 a.m. on any Business Day require the Lenders having a Revolving Commitment to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s pro rata percentage of the unused Revolving Commitments of such Swingline Loan or Swingline Loans. Each applicable Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Revolving Commitment Percentage of such Swingline Loan or Swingline Loans. Each applicable Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each applicable Lender shall comply with its obligation under this Section by wire transfer of immediately available funds, at the same time and in the same manner as provided in Section 2.01(b)(ii) with respect to Revolving Loans made by such applicable Lender, and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the applicable Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section shall not relieve the Borrower of any default by the Borrower in the payment thereof.

Section 2.03 Letter of Credit Subfacility

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and the Issuing Lender in reliance upon the agreements of the Lenders set forth in Section 2.03(d) agrees to issue, Letters of Credit for Borrower’s own account, in a form acceptable to the Agent and the Issuing Lender, at any time and from time to time on any Business Day from the Closing Date through, but not including the LC Expiration Date, provided, however, that (i) no Default or Event of Default has occurred and is then continuing, (ii) the aggregate amount of LC Obligations (after giving effect to any requested issuance) shall not at any time exceed the Letter of Credit Sublimit, (iii) the sum of the aggregate amount of Revolving Loans plus Swingline Loans plus LC Obligations (after giving effect to any requested issuance) shall not at any time exceed the Revolving Committed Amount, (iv) all Letters of Credit shall be denominated in dollars, and not in any other currency, (v) Letters of Credit shall be issued for lawful corporate purposes and shall be issued as standby letters of credit, (v) the issuance of any Letter of Credit shall not violate any policies of the Issuing Lender; (vi) no Letter of Credit shall contain any provision for automatic reinstatement of the stated amount after any drawing thereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other LC Document submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended together with a Letter of Credit Application on the Issuing Lender’s then standard form, and specifying the proposed date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Upon receipt of the Letter of Credit Application executed by a duly authorized officer of the Borrower, the Issuing Lender shall process such Letter of Credit Application and issue the Letter of Credit requested thereby, provided all fees and expenses in connection with such Letter of Credit have been paid and all other conditions precedent to the issuance of Letters of Credit have been satisfied and, provided further, the Issuing Lender shall not be required to issue any Letter of Credit earlier than three (3) Business Days after receipt by the Issuing Lender of the Letter of Credit Application and of all of the certificates, documents and other papers and information required by the Issuing Lender which relate thereto. The Issuing Lender shall promptly furnish a copy of each Letter of Credit to the Agent, the Borrower and to each of the Lenders. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the proviso of Section 2.03(a) is satisfied. The Issuing Lender shall not be obligated to amend any Letter of Credit if the Issuing Lender would not be required at such time to issue such Letter of Credit in its amended form under the terms of this Agreement.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is 365 days after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days after such renewal or extension) and (ii) the LC Expiration Date, provided that any Letter of Credit may provide for the renewal thereof for additional 365-day periods (which shall in no event extend beyond the LC Expiration Date).

(d) Agreement of Lenders To Purchase Proportionate Share of Letters of Credit. In order to induce the Issuing Lender to issue Letters of Credit for the account of the Borrower in accordance with the terms of this Agreement, each Lender unconditionally and irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to such Lender’s Revolving Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount each LC Disbursement of the Issuing Lender. Each Lender unconditionally and irrevocably covenants to the Issuing Lender that, if an LC Disbursement is made by the Issuing Lender with respect to any Letter of Credit for which the Issuing Lender is not immediately reimbursed in full by the Borrower, such Lender shall pay to the Agent, for the account of the Issuing Lender, upon the demand by the Agent, an amount equal to such Lender’s Revolving Commitment Percentage of the unreimbursed amount of such LC Disbursement not later than 1:00 p.m. on the Business Day specified by the Agent in its demand for payment. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e) Reimbursement Obligations of the Borrower. The Borrower unconditionally and irrevocably agrees to reimburse the Issuing Lender on each date on which either the Issuing Lender or the Agent notifies the Borrower of an LC Disbursement for the amount of the LC Disbursement, including but not limited to the amount of any draft so paid and any taxes, charges, or other costs or expenses incurred by the Issuing Lender in connection with such payment. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable hereunder until payment in full at the Adjusted Base Rate. Each drawing under any Letter of Credit shall be deemed to automatically constitute a request by the Borrower to the Agent for an Adjusted Base Rate Borrowing of proceeds of the Revolving Loans in the amount of such drawing to be made on the date on which either the Issuing Lender or the Agent notifies the Borrower of the drawing, and the proceeds of such Adjusted Base Rate Borrowing shall be advanced directly by the Agent to the Issuing Lender for application to the Borrower’s reimbursement obligations set forth in this Section.

(f) Borrower’s Reimbursement Obligations Are Absolute. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or has had against the Agent, the Issuing Lender, any of the Lenders, any beneficiary of a Letter of Credit or any other Person. The Borrower agrees that none of the Agent, the Issuing Lender, or the Lenders shall be responsible for, nor shall the Borrower’s duties and obligations hereunder under the Loan Documents be affected by, among other things: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon presented in connection with any draft upon a Letter of Credit, even though such documents shall in fact prove to be invalid, fraudulent or forged; (b) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred; or (c) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. None of the Agent, the Issuing Lender, or any of the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the issuance, administration, or payment of any drafts presented against any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent, the Issuing Lender, or the Lenders under or in connection with any Letter of Credit or the related drafts or documents shall be binding on the Borrower and shall not result in any liability of any of the Agent, the Issuing Lender, or the Lenders to the Borrower, absent gross negligence or willful misconduct.

(g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued: (i) the rules of the ISP shall apply to each standby Letter of Credit; and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to any commercial Letter of Credit.

(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Adjusted Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.01(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. Upon the request of the Agent: (a) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing; or (b) if, as of the LC Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately “Cash Collateralize” all then outstanding LC Obligations (in an amount determined as of the date of such LC Borrowing or the LC Expiration Date, as the case may be). As used herein, the term “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Lender and the Lenders, as collateral (“Cash Collateral”) for the LC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). The Borrower hereby grants to the Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts held by the Agent.

Section 2.04 Reduction and Termination of the Revolving Commitments

(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Day’s prior notice to the Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of Five Million Dollars ($5,000,000.00) and shall be irrevocable and effective upon receipt by the Agent; provided, that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus Swingline Loans plus LC Obligations would exceed the Revolving Committed Amount.

(b) Termination Dates. Each Revolving Commitment shall automatically terminate on the Maturity Date, the LC Commitment shall automatically terminate on the LC Expiration Date, and the Swingline Commitment shall automatically terminate on the Swingline Maturity Date.

Section 2.05 Evidence of Loans. The Obligations of the Borrower to repay the Revolving Loans shall be evidenced by the Revolving Notes and the Obligations of the Borrower to repay the Swingline Loan shall be evidenced by the Swingline Note. On the Closing Date, the Borrower shall execute and deliver (a) to each Lender a Revolving Note in the stated principal amount equal to each Lender’s respective Revolving Commitment and (b) to the Swingline Lender, the Swingline Note in the stated principal amount equal to the Swingline Loan Dollar Cap.

Section 2.06 Prepayments

(a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of Loans (other than Swingline Loans) shall be in a minimum principal amount of Five Hundred Thousand Dollars ($500,000.00) and integral multiples of One Hundred Thousand ($100,000.00) in excess thereof and (ii) each prepayment of Swingline Loans shall be in a minimum principal amount of Two Hundred Thousand Dollars ($200,000.00) and integral multiples of Twenty Five Thousand Dollars ($25,000.00) in excess thereof. The Borrower shall give irrevocable written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) of any such voluntary prepayment to the Agent (which shall notify the Lenders thereof as soon as practicable) not later than 1:00 p.m. on the Business Day prior to the date of the requested prepayment in the case of Adjusted Base Rate Loans, and on the third Business Day prior to the date of the requested prepayment in the case of Eurodollar Loans. Subject to the foregoing terms and subject to Section 3.06, amounts prepaid under this Section 2.06(a) shall be applied to Adjusted Base Rate Loans and to Eurodollar Loans in such amounts and in such order as the Borrower shall specify. All prepayments under this Section 2.06(a) shall be subject to Section 3.06, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the date of such prepayment. Amounts prepaid on the Swingline Loans and the Revolving Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. If at any time after the Funding Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus Swingline Loans plus LC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans and (after all Revolving Loans have been repaid) Cash Collateralize the LC Obligations, in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (v) below).

(ii) Asset Dispositions. Promptly following any Asset Disposition in any Fiscal Year, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds derived from all such Asset Dispositions (such prepayment to be applied as set forth in clause (v) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent (A) the Borrower delivers to the Agent a certificate stating that it intends to use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the disposed assets, and (B) such acquisition is completed within one hundred eighty (180) days of receipt of the Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans immediately thereafter.

(iii) Issuances. Immediately upon receipt by any Loan Party of proceeds from (A) any Debt Issuance which is made with the consent of the Required Lenders, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (v) below) or (B) any Equity Issuance, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to fifty percent (50%) of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (v) below).

(iv) Recovery Event. To the extent cash proceeds are received in connection with a Recovery Event and are not applied to repair, replace or relocate damaged property or to purchase or acquire fixed or capital assets in replacement of the assets lost or destroyed within one hundred eighty (180) days of the receipt of such cash proceeds, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds not so applied (such prepayment to be applied as set forth in clause (v) below).

(v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.06(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.06(b)(i), to the Revolving Loans and then (after all Revolving Loans have been repaid) to a Cash Collateral account in respect of LC Obligations, (B) with respect to all amounts prepaid pursuant to Sections 2.06(b)(ii) through (iv), (1) to the Revolving Loans without a corresponding permanent reduction of the Revolving Commitments and (after all Revolving Loans have been repaid) to a Cash Collateral account in respect of LC Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Adjusted Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 2.06(b) shall be subject to Section 3.06 and be accompanied by accrued interest on the principal amount prepaid to the date of prepayment.

Section 2.07 Minimum Borrowing Amounts; Interest Rate Tranches

(a) Each Adjusted Base Rate Loan (other than Swingline Loans) Borrowing shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) and whole multiples of One Hundred Thousand Dollars ($100,000.00) in excess thereof.

(b) Each Eurodollar Loan borrowing shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) and whole multiples of One Hundred Thousand Dollars ($100,000.00) in excess thereof.

(c) No more than ten (10) interest rate tranches may be in effect at any time under the Revolving Loans.

Section 2.08 Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a) Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Section 3.05, 3.06, 3.07 or 10.03, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its office at 1 M&T Plaza, Buffalo, New York 14203, or such other office as to which the Agent may notify the other parties hereto, except that payments pursuant to Sections 3.05, 3.06, 3.07 and 10.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof together with, in the case of payments due to any Lender, interest thereon at the Federal Funds Rate, with respect to any payment which the Agent receives from any Loan Party by 12:00 Noon and does not distribute to such Lender on the same Business Day. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the applicable Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d) Unless the Agent shall have received notice from a Lender prior to a Borrowing Date that such Lender will not make available to the Agent such Lender’s share of the requested Borrowings, the Agent may assume that such Lender has made such share available on such date and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, at the Adjusted Base Rate. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(e) If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.01(b)(ii), 2.02(c) or 2.03(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE 3 INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.01 Interest

(a) Adjusted Base Rate Borrowings and Swingline Loans shall bear interest at the Adjusted Base Rate.

(b) Eurodollar Borrowings shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing.

(c) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all principal of and interest on each Loan and each fee and other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the Adjusted Base Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and with respect to Revolving Loans, on the Maturity Date, and, with respect to Swingline Loans, on the Swingline Maturity Date, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent clearly demonstrable error.

(f) Any payment of principal, interest or fees due upon any of the Loans which is received by the Agent more than fifteen (15) calendar days after its due date shall incur a late payment charge equal to five percent (5%) of the amount of the payment due. All late payment charges shall be payable upon the demand of the Agent. The existence of the right by the Lenders to receive a late payment charge shall not be deemed to constitute a grace period or provide any right to the Borrower to make a payment other than on such payment’s scheduled due date.

Section 3.02 Interest Elections

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.01(b)(i) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable, shall be delivered by hand or telecopy to the Agent in a form approved by the Agent and shall be signed by the Borrower.

(c) Each Interest Election Request shall be in the form attached hereto as Exhibit G and shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an Adjusted Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an Adjusted Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and without limiting any rights and remedies of the Credit Parties, the right of the Borrower to elect any Eurodollar Borrowing, shall terminate and all the existing Eurodollar Borrowings shall be converted (on the last day of the respective Interest Periods) to Adjusted Base Rate Borrowings.

Section 3.03 Fees

(a) Fee Letter. The Borrower agrees to pay to the Agent, for its own account, and to M&T, for its own account, all fees and other amounts payable in the amounts and at the times set forth in the Fee Letter.

(b) Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Agent for the ratable benefit of the Lenders holding a Revolving Commitment, a fee (the “Commitment Fee”) equal to the Applicable Rate for Commitment Fees per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computing the Commitment Fee hereunder, (i) the LC Obligations shall be considered usage under the aggregate Revolving Committed Amount and (ii) Swingline Loans shall not be considered usage under the aggregate Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter and upon termination of the Revolving Commitments.

(c) Letter of Credit Fees. In consideration of the Letters of Credit, the Borrower shall pay the following fees: (i) the Borrower shall pay to the Agent for the ratable benefit of the Lenders a per annum fee with respect to each Letter of Credit in an amount equal to that sum obtained by multiplying the face amount of each Letter of Credit by the Applicable Rate for LC Issuance Fees in effect on the date of the issuance or renewal of the Letter of Credit (“LC Issuance Fee”), provided, however, during any continuing Event of Default, the LC Issuance Fee shall be increased to a rate per annum which is two percent (2%) plus the Applicable Rate for LC Issuance Fees otherwise in effect, which LC Issuance Fees shall be payable quarterly in advance on the date of issuance and thereafter on the first day of each calendar quarter; (ii) the Borrower shall pay directly to the Issuing Lender for its own account a fronting fee equal to 0.125% multiplied by the face amount of each Letter of Credit issued by the Issuing Lender (“LC Fronting Fee”), which LC Fronting Fee shall be payable quarterly in advance on the date of issuance and thereafter on the first day of each calendar quarter; (iii) the Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect, and such customary fees and standard costs and charges shall be due and payable on demand and are nonrefundable.

(d) Payment and Computation of Fees. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of Commitment Fees and LC Issuance Fees, to the Lenders. Fees and other amounts paid shall not be refundable under any circumstances. Commitment Fees and the LC Issuance Fees shall be computed based upon a three hundred sixty (360) day year for the actual number of days elapsed.

Section 3.04 Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b) the Agent is advised by any applicable Lender that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loan included in such Borrowing for such Interest Period; then the Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an Adjusted Base Rate Borrowing.

Section 3.05 Increased Costs; Illegality

(a) If the adoption or change of any Law, rule, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Credit Party with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency or any Regulatory Change after the Closing Date: (i) subjects such Credit Party to any tax, duty, or other charge with respect to any Loan or Note, or changes the basis of taxation of any amounts payable to such Credit Party under this Agreement or any Note in respect of any Loan or otherwise with respect to any Obligations (other than taxes imposed on the overall net income of such Credit Party by the jurisdiction in which such Credit Party has its principal office); (ii) imposes, modifies, or deems applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Credit Party, including the applicable Loans extended by such Credit Party hereunder or any other Obligations owing to such Credit Party; or (iii) imposes on such Credit Party or the applicable interbank market any other condition affecting this Agreement or any Note or any Obligation or any of such extensions of credit or liabilities or commitments or the costs of deposits maintained by any Credit Party in obtaining funds to carry any of the Loans or Obligations; and the result of any of the foregoing is to increase the cost to such Credit Party of the making, converting into, continuing, or maintaining or participating in any Loan or to reduce any yield or sum received or receivable by such Credit Party under this Agreement or any Note with respect to any Loan or other Obligation, then the Borrower shall pay to such Credit Party on demand such amount or amounts as will compensate such Credit Party for such increased cost or reduction.

(b) If any Credit Party determines that the adoption or change of any Capital Adequacy Requirement or change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency after the Closing Date has or would have the effect of reducing the rate of return on the capital of such Credit Party or any corporation controlling such Credit Party as a consequence of such Credit Party’s Obligations hereunder to a level below that which such Credit Party or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such reduction.

(c) A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Credit Party notifies the Borrower of the adoption or change of any Capital Adequacy Requirement or any other Change in Law giving rise to such increased costs or reductions as specified in Paragraphs (a) or (b) of this Section and of such Credit Party’s intention to claim compensation therefor; provided further that, if the adoption or change of any Capital Adequacy Requirement or any other Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and Adjusted Base Rate Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing or to convert an Adjusted Base Rate Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an Adjusted Base Rate Loan (or a request to continue an Adjusted Base Rate Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an Adjusted Base Rate Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to Adjusted Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Adjusted Base Rate Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Adjusted Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.06 Break Funding Payment

In the event of (a) the payment or prepayment (whether voluntary or as a result of the acceleration of the Loan or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under the terms of this Agreement and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 3.07 Taxes

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if such Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Credit Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of such Loan Party under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 3.08 Mitigation Obligations

If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.01 Organization; Powers.  Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02 Authorization; Enforceability. The Transactions are within the corporate, partnership or other analogous powers of each of the Borrower and the Subsidiaries to the extent it is a party thereto and have been duly authorized by all necessary corporate, partnership or other analogous and, if required, equityholder action. Each Loan Document has been duly executed and delivered by each of the Borrower and the Subsidiaries to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

Section 4.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than Liens permitted by Section 7.02).

Section 4.04 Financial Condition; No Material Adverse Change

(a) The Borrower has heretofore furnished to the Agent its consolidated and consolidating balance sheets and statements of income, stockholders equity and cash flows of the Borrower and the Subsidiaries as of and for the Fiscal Years ended June 30, 2004, June 30, 2005 and June 30, 2006, reported on by KPMG, LLP, and its quarterly consolidated financing statement for the fiscal quarter ending December 31, 2006. The consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and consolidated Subsidiaries as of such dates and for the indicated periods in accordance with GAAP and are consistent with the books and records of the Borrower (which books and records are correct and complete).

(b) Since December 31, 2006, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole.

Section 4.05 Properties

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is entitled to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06 Litigation and Environmental Matters

(a) Except for the matters disclosed on Schedule 4.06 attached hereto (collectively, “Disclosed Matters”), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis for any Environmental Liability.

Section 4.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in material compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No Default or Event of Default has occurred and is continuing.

Section 4.08 Investment and Holding Company Status.  Neither the Borrower nor any of the Subsidiaries are (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935; nor are any of them subject to any other statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents or otherwise.

Section 4.09 Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP and satisfactory to the Agent, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to any Credit Party in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12 Subsidiaries.  Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Guarantor, in each case as of the Effective Date.

Section 4.13 Insurance.  Schedule 4.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 4.14 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.15 Solvency. Immediately following the consummation of the Transactions and thereafter following the making of each Loan and after giving effect to the application of the proceeds of such Loan (a) the fair value of the assets of the Borrower and the Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Borrower and the Subsidiary Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of the Borrower and the Subsidiary Guarantors will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date.

Section 4.16 Security Documents

(a) The Security Agreements are effective to create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when (i) the property constituting such Collateral (for which possession is required for perfection) is delivered to the Agent, (ii) the financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (iii) all other applicable filings under the Uniform Commercial Code or otherwise that are required under the Loan Documents are made, the Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Security Agreements)), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

(b) When the applicable Security Agreements are filed in the United States Patent and Trademark Office and the United States Copyright Office, such Security Agreements shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrower and the Subsidiary Guarantors in the Intellectual Property (as defined in the Security Agreements) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Borrower and the Subsidiary Guarantors after the date hereof).

(c) The Mortgages are effective to create in favor of the Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on the real property an improvements thereon more particularly described in each such Mortgage and when filed in the land records of the appropriate jurisdiction where such real property is located shall constitute a fully perfected first mortgage lien upon such real property and improvements, subject only to permitted liens described therein. The stated secured principal amount of the Mortgages granted by the Borrower on the real property of the Borrower located in the State of New York which are to be recorded upon Closing shall be limited to a stated principal amount not to exceed Three Million Dollars ($3,000,000.00); provided however, the Agent shall hold in its possession additional Mortgages upon the real property of the Borrower located in the State of New York securing the remaining stated principal amount of Revolving Committed Amount, which Mortgages (“Springing Mortgages”) shall not be recorded unless the Required Lenders elect, after the occurrence of a Default or an Event of Default, to record such Springing Mortgages. The Borrower agrees to pay all costs of recordation of the Mortgages (including the Springing Mortgages), including without limitation, all recording taxes and costs, documentary taxes, transfer taxes and the like.

Section 4.17 Federal Reserve Regulations

(a) Neither the Borrower nor any of the Subsidiaries are engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the FRB, including Regulation T, U or X.

ARTICLE 5 CONDITIONS

Section 5.01 Initial Extensions of Credit. The Revolving Commitments and the obligations of the Lenders to make Extensions of Credit hereunder shall not become effective until the date, which may not be later than March 30, 2007, on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Document Deliveries. The Agent shall have received each of the following (with a copy for each Lender):

(i) Either (A) a counterpart of this Agreement signed on behalf of each party hereto or (B) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that each party has signed a counterpart of this Agreement, and Notes executed by the Borrower in favor of each Lender requesting a Note.

(ii) A favorable written opinion (addressed to the Credit Parties and dated the Effective Date) of counsel to the Borrower, in form and substance and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Agent shall reasonably request.

(iii) A certificate, dated the Effective Date, of the Secretary or an Assistant Secretary of the Borrower and each Subsidiary Guarantor:

(1) attaching resolutions of its Board of Directors, and, if necessary, its shareholders then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the Mortgages, the other Loan Documents, and the related transactions contemplated in connection herewith and therewith,

(2) attaching the by-laws of the Borrower and each Subsidiary Guarantor,

(3) certifying that no amendment or modification of the Borrower’s or any Subsidiary Guarantor’s certificate of incorporation has occurred since the date of the certification thereof by the Secretary of State required by clause (iv) below; and

(4) certifying as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the Mortgages, and each other Loan Document, upon which certificate the Agent may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower and each Subsidiary Guarantor canceling or amending such prior certificate.

(iv) A copy of the Borrower’s and each Subsidiary Guarantor’s certificate of incorporation, certified as of a recent date by the Secretary of State of the state of its incorporation.

(v) A certificate of good standing with respect to the Borrower and each Subsidiary Guarantor as of a recent date issued by the Secretary of State of the state of its incorporation.

(vi) Certificates as of a recent date and issued by the appropriate Governmental Authority as to the qualification of the Borrower to do business (and its good standing, where available) as a foreign corporation in each jurisdiction in which the Borrower is qualified as a foreign corporation.

(vii) A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, to the effect that the statements set forth in paragraphs (a) and (b) of Section 5.02 are true and correct as of such date.

(viii) Counterparts of the Security Agreements signed on behalf of the Borrower, and each Subsidiary Guarantor, together with the following:

(1) stock certificates representing one hundred percent (100%) of the shares of capital stock of all Domestic Subsidiaries and sixty-five percent (65%) of the shares of capital stock of all Material Foreign Subsidiaries, in each case, owned by or on behalf of any Loan Party as of the Effective Date;

(2) any promissory notes and other instruments evidencing all loans, advances and other debt owed or owing to any Loan Party as of the Effective Date;

(3) stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates, promissory notes and other instruments;

(4) all instruments and other documents, including Uniform Commercial Code financing statements, assignments of patents, trademarks, copyrights, and other intellectual property, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreements;

(5) a completed Perfection Certificate, dated the Effective Date and signed by the President or a Vice President of the Borrower or a Financial Officer, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.02 or have been released;

(6) all uniform commercial code, patent and trademark search reports, copyright search reports, title insurance commitments, and other record search reports satisfactory to the Agent shall have been received and reviewed.

(ix) Counterparts of the Guaranty Agreements signed on behalf of each Subsidiary Guarantor that exists on the Effective Date.

(x) Execution and delivery of the each of the Mortgages signed on behalf of the Affiliate of the Borrower which is the record owner of real property encumbered thereby and a written negative pledge agreement in form and substance satisfactory to the Agent which is recordable among the land records in which any real property of the Borrower or any of its Affiliates is located.

(xi) Receipt and review by the Agent and its counsel of an appraisal on real estate owned by the Borrower or any of its Affiliates, performed by a third party acceptable to the Agent; completion and satisfactory review of environmental reviews, insurance, and other information and due diligence; title insurance, surveys and other documentation as may be required by the Agent with respect to the Mortgage and all real estate owned by the Borrower or its Affiliates.

(xii) Certificates of insurance or other evidence reasonably satisfactory to the Agent that the insurance required by Section 6.11 has been obtained and is in effect.

(xiii) Copies of the financial statements of the Borrower described in Section 4.04(a) and, the unaudited financial statements of the Borrower as and for the quarter ending December 31, 2006.

(xiv) A certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, (1) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.12 - 7.15 on a pro forma basis immediately after giving effect to the initial Loans and (2) attaching a pro-forma balance sheet showing in reasonable detail, with appropriate explanatory notes, the calculation of Consolidated Net Worth.

(b) The capital structure of the Borrower shall be reasonably satisfactory to the Agent.

(c) The Agent shall be reasonably satisfied that there is no other material litigation against, or material liabilities (which are not disclosed in the Borrower’s financial statements) of, the Borrower, except for Disclosed Matters.

(d) The performance by each Loan Party of its obligations under each Loan Document shall not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under, any material agreement of any Loan Party or any other Subsidiary, and the Agent shall have received one or more officer’s certificates to such effect, reasonably satisfactory to the Agent.

(e) The Agent shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and the Subsidiaries may be subject, and with the plans of the Borrower with respect thereto.

(f) The Agent shall be reasonably satisfied (i) that there is no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a Material Adverse Effect, and (ii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against the Borrower or any Subsidiary by or on behalf of its subscribers or by any Governmental Authority relating to its business.

(g) After giving effect to the Transactions, none of the Borrower or any of the Subsidiaries shall have outstanding any shares of preferred equity securities or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness set forth on Schedule 7.01 or permitted under Section 7.01 and (iii) preferred equity securities set forth on Schedule 4.12.

(h) The Agent shall be reasonably satisfied in all respects with the tax position and the contingent tax and other liabilities of, and with any tax sharing agreements among, the Borrower and the Subsidiaries, and with the plans of the Borrower with respect thereto.

(i) The Agent shall have received a certificate from a Financial Officer of the Borrower certifying that:

(i) since December 31, 2006, there has been no material adverse change or material adverse condition in the business, assets, operations, properties, condition (financial or otherwise), liabilities (including contingent liabilities), prospects or material agreements of the Borrower and the Subsidiaries, taken as a whole.

(ii) there are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but not reflected in the financial statements of the Borrower and its Subsidiaries as of and for the year ended June 30, 2006 or the notes thereto, other than liabilities arising in the ordinary course of business since June 30, 2006.

(j) The Agent shall have completed its “due diligence” review of the Borrower and its Subsidiaries including, without limitation, (i) the audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Years ending June 30, 2004, June 30, 2005 and June 30, 2006, and the consolidated financial statement of the Borrower and its Subsidiaries for the fiscal quarter ending December 31, 2006, (ii) financial projections for five (5) years for the Borrower, and (iii) any other information the Agent may reasonably require.

(k) The Agent shall have received confirmation reasonably satisfactory to it that all existing credit facilities have been terminated and that all amounts due thereunder, including accrued interest and fees, have been repaid in full.

(l) The Borrower shall have paid in full all fees and other amounts due and payable and all Credit Party Expenses to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Credit Party Expenses as shall constitute Agent’s reasonable estimate of Credit Party Expenses incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Credit Parties).

Section 5.02 Each Extension of Credit. The obligation of each Lender to make any Extension of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in each Loan Document shall be true and correct on and as of the date of such Extension of Credit in all material respects except for changes occurring in the ordinary course of business and as otherwise permitted by this Agreement.

(b) At the time of and immediately after giving effect to such Extension of Credit, no Default or Event of Default shall have occurred and be continuing, and no occurrence, condition or event which results in, causes, or is reasonably likely to result in or cause a Material Adverse Effect shall have occurred.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6 AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lenders that, so long as this Agreement is in effect and until the Revolving Commitments have terminated, no Note remains outstanding and unpaid and the Obligations, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full:

Section 6.01 Payment of Obligations.

 The Borrower will pay the Obligations in full when and as due at such times as required by this Agreement or the other Loan Documents. Without limitation to the foregoing, the Revolving Loan shall be paid in full on or before the Maturity Date and the Swingline Loan shall be paid in full on or before the Swingline Maturity Date.

Section 6.02 Financial Statements and Other Information. The Borrower will furnish to the Agent and each Lender:

(a) within ninety (90) days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within ninety (90) days after the end of each Fiscal Year, (i) its consolidating balance sheets and related statements of income and stockholders’ equity as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year and (ii) unaudited financial information for each of the Borrower’s business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, (i) its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year and (ii) unaudited financial information for each of the Borrower’s business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b), and (c) above, a certificate of a Financial Officer of the Borrower (each a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance with Sections 7.12, 7.13, 7.14, and 7.15 and (B) the Subsidiary Guarantors as of the date of such certificate, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines), together with copies of any “management letter” or similar letter received by the Borrower or its Board of Directors (or any committee thereof) from such accounting firm.

(f) Within forty-five (45) days of the end of each Fiscal Year, the annual operating budget (including a balance sheet, income statement, statement of cash flows and assumptions relating to the budget) for the Borrower’s consolidated operations.

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may reasonably request.

(i) contemporaneously with the receipt or issuance thereof, copies of all notices or requests received or issued by the Borrower in connection with the Indenture or the Convertible Senior Notes.

(j) notice of any default or “Event of Default” occurring under the Indenture, concurrently with the occurrence thereof.

(k) immediate notice of any acceleration of payment of the Convertible Senior Notes, including without limitation any notice received by the Borrower pursuant to Section 4.02 of the Indenture.

(l) immediate notice of any amendment of the Indenture.

(m) contemporaneously with the issuance thereof, a copy of all notices to the Trustee pursuant to Section 10.01 or Section 11.01 of the Indenture and copies of all Notices issued to the holders of the Convertible Senior Notes pursuant to Section 10.03 or Section 11.01.

(n) contemporaneously with the occurrence thereof, notice of the occurrence of a “Designated Event”, as such term is defined in the Indenture.

(o) contemporaneously with the receipt by the Borrower thereof, copies of each “Designated Event Repurchase Notice”, as such term is defined in the Indenture.

(p) contemporaneously with the issuance by the Borrower, copies of each “Designated Event Company Notice”, as such term is defined in the Indenture; and

(q) contemporaneously with the issuance thereof, copies of each “Conversion Notice”, as such term is defined in the Indenture.

The Borrower hereby acknowledges that (a) the Agent will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “Public” which, at a minimum, shall mean that the word “Public” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “Public”, the Borrower shall be deemed to have authorized the Agent, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitutes Information, they shall be treated as set forth in Section 10.13 of this Agreement; (y) all Borrower Materials marked “Public” are permitted to be made available through a portion of the Platform designed “Public Investor;”; and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “Public” as being suitable only for posting on a portion of the Platform not designed “Public Investor.”

Section 6.03 Notices of Material Events. The Borrower will furnish to the Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000.00); and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.04 Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its (a) legal existence, (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03, and (c) continue their business lines as in effect as of Closing.

Section 6.05 Payment of Tax Liabilities. The Borrower will, and will cause each of the Subsidiaries to pay its liabilities for Taxes, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) the Collateral is not subject to sale, forfeiture or loss during such proceedings, and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.06 Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.07 Books and Records; Inspection Rights; Collateral Audits. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, and to conduct audits of the Collateral (all at the Borrower’s expense, which shall be reasonable and customary for such inspections and audits) all at such reasonable times and as often as reasonably requested (and with respect to audits of the Collateral, so long as no Event of Default exists, not more frequently than once every year).

Section 6.08 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, be in compliance with all laws, rules, regulations and orders of any Governmental Authority materially applicable to it or its assets and properties.

Section 6.09 Use of Proceeds. The proceeds of the Loans will be used only (a) to refinance existing debt under the Borrower’s existing credit facility, (b) to fund short-term and long term permanent working capital, (b) for issuance of Letters of Credit; and (c) for general corporate purposes (including permitted acquisitions and permitted stock repurchases) not inconsistent with the terms hereof. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U and X.

Section 6.10 Information Regarding Collateral

(a) The Borrower will furnish to the Agent prompt written notice of any change in (i) the legal name of any Loan Party or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of Fifty Thousand Dollars ($50,000.00) is located (including the establishment of any such new office or facility), (iii) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number of any Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clauses (a) and (b) of Section 6.02, the Borrower shall deliver to the Agent a certificate of a Financial Officer (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section, and (ii) certifying that the Loan Parties are in compliance with all of the terms of the Security Agreements.

Section 6.11 Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, (a) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and (i) with respect to insurance covering the Collateral, such insurance shall contain a standard loss payable clause and shall name the Agent for the ratable benefit of the Secured Parties as sole loss payee thereto, and (ii) with respect to liability insurance, such insurance shall be endorsed to provide that the Agent, in its capacity as such, shall be an additional insured; and (iii) with respect to all such insurance, provide that thirty (30) days’ prior written notice of any cancellation thereof shall be given to the Agent, and (b) such other insurance as may be required pursuant to the terms of any Security Document.

Section 6.12 Casualty and Condemnation.

(a) The Borrower will furnish to the Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

(b) If any event described in paragraph (a) of this Section 6.12 results in insurance proceeds, condemnation awards or other similar proceeds, the Agent is authorized to collect such proceeds and, if received by the Borrower or any Subsidiary, such proceeds shall be paid over to the Agent, provided that (i) to the extent that the Borrower or any of the Subsidiaries intends to use any such proceeds to repair, restore, reinvest or replace assets of the Borrower or any of the Subsidiaries, the Agent shall, to the extent expressly required by the terms of the Security Agreements and the Mortgages, deliver such proceeds to the Borrower, (ii) otherwise, the Agent shall, and the Borrower hereby authorizes the Agent to, apply such proceeds to pay the Obligations in such order of application as determined by the Required Lenders, and (iii) all proceeds of business interruption insurance shall be paid over to the Borrower unless a Default or Event of Default has occurred and is continuing.

(c) If such proceeds retained by or paid over to the Agent as provided in paragraphs (a) and (b) of this Section continue to be held by the Agent on the date that is one hundred eighty (180) days after the receipt of such proceeds, then such proceeds shall be applied to pay the Obligations.

Section 6.13 Additional Subsidiaries.

(a) If any Domestic Subsidiary is formed or acquired after the Effective Date, the Borrower will notify the Agent and the Lenders in writing thereof within ten (10) Business Days after the date on which such Subsidiary is formed or acquired and (a) the Borrower will cause such Domestic Subsidiary to (i) execute and deliver a Guaranty Agreement and execute and deliver, or become a party to, each applicable Security Agreement and other Security Documents in the manner provided therein, in each case within ten (10) Business Days after the date on which such Subsidiary is formed or acquired, and (ii) promptly take such actions to create and perfect Liens on such Domestic Subsidiary’s assets to secure the Obligations as the Agent or the Required Lenders shall reasonably request and (b) if any Capital Stock issued by any such Domestic Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary Guarantor or any loans, advances or other debt is owed or owing by any such Domestic Subsidiary to the Borrower or any Subsidiary Guarantor, the Borrower will cause all of such Capital Stock of any Domestic Subsidiary and all promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Agreements within five (5) Business Days after the date on which such Domestic Subsidiary is formed or acquired;

(b) If any Foreign Subsidiary is formed or acquired after the Effective Date, the Borrower will notify the Agent and the Lenders in writing thereof within ten (10) Business Days after the date on which such Foreign Subsidiary is formed or acquired, and if any loans, advances or other debt is owed or owing by any such Foreign Subsidiary to the Borrower or any Subsidiary Guarantor, the Borrower will cause all promissory notes and other instruments evidencing and all promissory notes and other instruments evidencing such loans, advances and other debt (excluding intercompany accounts payable incurred in the ordinary course of business) to be pledged pursuant to the Security Agreements within five (5) Business Days after the date on which such Foreign Subsidiary is formed or acquired; and

(c) If any Subsidiary which is formed or acquired after the Effective Date constitutes a Material Foreign Subsidiary or if at any time any Subsidiary becomes a Material Foreign Subsidiary, within (60) days thereafter, the Borrower will pledge to the Agent or cause to be pledged to the Agent sixty-five percent (65%) of the outstanding Capital Stock of such Material Foreign Subsidiary by delivery to the Agent of (i) a complete copy of the organizational documents of such Subsidiary, together with a certificate of status or good standing if such certificates are issued by the jurisdiction of formation, (ii) a duly executed Security Agreement and other such agreements, instruments, and documents, in form and substance satisfactory to the Agent, as may be required under the applicable laws (including but not limited to the laws of the jurisdiction of formation) to effectuate a fully enforceable pledge of such Capital Stock to the Agent for the benefit of the Secured Parties, (iii) the original certificates for such Capital Stock, together with undated stock powers for such certificates, executed in blank, or if any shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to the Agent that the security interest in such uncertificated securities has been granted to and perfected by the Agent for the benefit of the Secured Parties, in accordance with the applicable sections under Articles 8 and 9 of the UCC or other similar or local or foreign law that may be applicable, and (iv) an opinion of counsel satisfactory to the Agent opining as to matters in connection with such Subsidiary and the pledge of Capital Stock described in this subsection (c) as may be reasonably requested by the Agent.

Section 6.14 Further Assurances

(a) The Borrower will, and will cause each Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower and the Subsidiary Guarantors.

(b) If any material assets are acquired by the Borrower or any Subsidiary Guarantor after the Effective Date (other than assets constituting Collateral under the Security Agreements that become subject to the Lien of the Security Agreements upon acquisition thereof), the Borrower will notify the Agent and the Lenders thereof, and, if requested by the Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Borrower and the Subsidiary Guarantors.

(c) All advances (excluding intercompany accounts receivable incurred in the ordinary course of business) by the Borrower or any Subsidiary Guarantor to a Foreign Subsidiary shall be evidenced by promissory notes which shall be duly assigned and endorsed to the Agent for the benefit of the Lenders, and, if requested by the Agent or the Required Lenders, the original thereof delivered to the Agent.

Section 6.15 Environmental Compliance. The Borrower shall, and shall cause each of its Subsidiaries to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where noncompliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 7 NEGATIVE COVENANTS

The Borrower covenants and agrees with the Lenders that, so long as this Agreement is in effect and until the Revolving Commitments have terminated, no Note remains outstanding and unpaid and the Obligations, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full:

Section 7.01 Indebtedness

(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 7.01;

(iii) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed Five Million Dollars ($5,000,000.00) at any time outstanding;

(iv) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed Two Million Dollars ($2,000,000.00) at any time outstanding;

(v) Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(vi) Guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary Guarantor of Indebtedness of the Borrower or any other Subsidiary Guarantor; and

(vii) other unsecured Indebtedness of the Borrower and the Subsidiary Guarantors in an aggregate principal amount not exceeding Two Million Dollars ($2,000,000.00) at any time outstanding.

(viii) unsecured Indebtedness of LeCroy Japan Corporation (i) to Mizuho Bank in amounts not to exceed 100,000,000 Yen and (ii) Tokyo Mitsubishi Bank not to exceed Fifty Million (50,000,000.00) Yen.

(ix) unsecured Indebtedness of LeCroy SA under an overdraft facility in amounts not to exceed One Million (1,000,000.00) Swiss Francs.

(x) unsecured Indebtedness of LeCroy SA under a term loan provided that (1) the amount of such term loan does not exceed Seven Million Dollars ($7,000,000.00), (2) the proceeds of such term loan are immediately distributed to the Borrower as a dividend and used by the Borrower for general working capital purposes and (3) in the event that such term loan is guaranteed by the Borrower, the Borrower’s obligations under such guarantee are subordinated to the obligations of the Borrower to the Agent and the Lenders on terms and conditions, and pursuant to a written agreement reasonably satisfactory to the Agent.

(xi) Unsecured Indebtedness under the Convertible Senior Notes not to exceed Seventy Two Million Dollars ($72,000,000.00) in principal amount.

(xii) Subordinated unsecured indebtedness under the Seller Notes not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) in principal amount.

(b) The Borrower will not, and it will not permit any Subsidiary to, (i) issue any preferred equity securities unless the issuance of such preferred equity securities is on terms and conditions reasonably satisfactory to the Agent, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of Capital Stock of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of Capital Stock other than Capital Stock of the Borrower pursuant to any employee benefit plan, except as permitted under Section 7.08.

Section 7.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary; (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and (iii) such lien secured Indebtedness that is authorized by Section 7.01(a)(iv) of this Agreement,

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof,

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by clause (iii) of Section 7.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary.

Section 7.03 Fundamental Change

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Capital Stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing:

(i) any Subsidiary may: (x) merge with any Person in an acquisition transaction that is expressly permitted by Section 7.04(d) of this Agreement providing that the surviving entity becomes a Subsidiary Guarantor and pledges its assets to secure its liabilities under its Guaranty Agreement and the Capital Stock thereof is pledged to secure the Obligations to the extent contemplated by Section 7.04(d)(iv), (y) merge into the Borrower in a transaction in which the Borrower is the surviving entity, and (z) any Subsidiary may merge into any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity;

(ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to any Subsidiary Guarantor; and

(b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses directly related thereto;

(c) The Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in a transaction that is expressly permitted by Section 7.05 of this Agreement;

(d) The Borrower will not, and will not permit any Subsidiary to, liquidate or dissolve.

Section 7.04 Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of the Subsidiaries to make any Investments except:

(a) Permitted Investments;

(b) Investments existing on the date hereof and set forth in Schedule 7.04;

(c) Investments made by the Borrower in the Capital Stock of any Subsidiary Guarantor and investments made by any Subsidiary Guarantor in the Capital Stock of any other Subsidiary Guarantor, provided that any such Capital Stock owned by the Borrower or any Subsidiary Guarantor shall be pledged pursuant to the Security Agreements;

(d) Acquisitions (whether by purchase of stock or assets, merger or consolidation) by the Borrower and/or its Subsidiaries not otherwise permitted by this Section, provided that: (i) such acquisition shall be within the same industry and line of business as that conducted by, or contemplated to be conducted by, the Borrower and/or the Subsidiaries on the Effective Date; (ii) the aggregate consideration of all acquisitions entered into by the Borrower and/or the Subsidiaries in any Fiscal Year shall not exceed Thirty Million Dollars ($30,000,000.00); (iii) the Borrower shall furnish the Agent with written notice of such acquisition not less than thirty (30) days prior to the closing of such acquisition together with copies of all definitive documentation and financial information of the person being acquired as such documentation and financial information is available; (iv) in the event any acquisition is of Capital Stock, the Borrower shall, pursuant the Security Agreements, grant to the Agent a first security interest in all of the Capital Stock of such new Subsidiary if such new Subsidiary is a Domestic Subsidiary, and sixty-six percent (66%) of the Capital Stock of such new Subsidiary if such new Subsidiary is a Material Foreign Subsidiary, and each new Subsidiary shall, at the time it becomes a new Subsidiary, execute such certifications, opinions, resolutions and documents as the Agent may reasonably require (consistent with the requirements of this Agreement) to cause such new Subsidiary (if a Domestic Subsidiary) to execute and deliver a Guaranty Agreement and to cause such new Subsidiary to execute and delivery, or become a party to, the Security Agreements in order for such new Subsidiary to grant to the Agent a first security interest in the assets of such new Subsidiary, subject to the

Permitted Encumbrances; (v) the board of directors of the Person being acquired shall have approved the acquisition; and (vi) the Borrower shall have delivered to the Agent a certificate of a Financial Officer of the Borrower demonstrating that, on a pro forma basis, after giving effect to such acquisition, (1) the Borrower would be in compliance with Sections 7.12, 7.13, 7.14 and 7.15 (such covenants to be determined as if such acquisition had been consummated on the first day of the period for which such covenants are being calculated) and (2) no Default or Event of Default shall or would exist;

(e) Loans or advances made by the Borrower to any Subsidiary Guarantor and loans or advances made by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note which shall be pledged pursuant to the Security Agreements; and

(f) Acquisitions made by the Borrower from any Subsidiary Guarantor and made by any Subsidiary Guarantor from the Borrower or any other Subsidiary Guarantor.

Section 7.05 Asset Sales.The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including any equity securities (provided that it is hereby acknowledged that this provision shall not prohibit the issuance by the Borrower of any of its own Capital Stock including pursuant to any employee benefits plan or otherwise permitted to be issued under this Agreement, including under Section 7.01(b)), nor will the Borrower permit any of the Subsidiaries to issue any additional shares of its Capital Stock, except:

(a) sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary Guarantor and sales, transfers, leases and other dispositions made by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(c) sales of marketable securities to the extent set forth on Schedule 7.04; and

(d) the issuance of Capital Stock of the Borrower in connection with an employee benefit plan.

(e) other sales, transfers, leases and other dispositions of assets, provided that (i) the aggregate fair market value of all assets, sold, transferred, leased or otherwise disposed of in reliance upon this clause (e) shall not exceed One Million Dollars ($1,000,000.00) in the aggregate, and (ii) all sales, transfers, leases and other dispositions permitted by this clause (e) shall be made for fair value and not less than 75% of the consideration therefor shall consist of cash; and (iii) no Continuing Default or Event of Default shall exist, or would exist, after giving effect to any such transaction, after calculating the covenants set forth in Section 7.12 through 7.15 on both an accrual and pro forma basis.

Section 7.06 Sale and Lease-Back Transactions.The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except that the Borrower and/or the Subsidiaries in the absence of any continuing Defaults or Events of Default may enter in sale and lease-back transactions relating to “demonstration equipment” provided that after giving effect to each such transaction the aggregate amount of all obligations incurred with respect to all such transactions would not exceed Five Million Dollars ($5,000,000.00) and no Defaults or Events of Default would then exist.

Section 7.07 Hedging Agreements.The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.08 Restricted Payments.The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock; (b) any Subsidiary may declare and pay dividends with respect to its Capital Stock to the Borrower or any Subsidiary Guarantor; and (c) so long as no Default or Event of Default exists and is continuing, such payments to the extent that the Borrower is in full compliance with all of its financial covenants prior to making such payments and upon giving effect to such payments and provides evidence satisfactory to the Agent prior to payment.

Section 7.09 Transactions with Affiliates.The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is permitted under Section 7.01, 7.03, 7.04, 7.05 or 7.08, between or among the Loan Parties and not involving any other Affiliate.

Section 7.10 Restrictive Agreements.The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.11 Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Agent or any Lender.

Section 7.12 Senior Leverage Ratio. As of the last day of any fiscal quarter, during any period set forth below, the Borrower will not permit the Senior Leverage Ratio for the four fiscal quarters  immediately ending prior to the date of determination to be greater than 2.75:1.00.

Section 7.13 Minimum Consolidated Net Worth. The Borrower will not cause, permit or allow Consolidated Net Worth as at the last day of each fiscal quarter of the Borrower to be less than the sum of (i) 85% of the Borrower’s Consolidated Net Worth as of the Closing Date, plus (ii) 75% of the Borrower’s Net Income after Taxes, if positive, plus (iii) 75% of the net cash proceeds of the issuance of Indebtedness for borrowed money or the net consideration received for all Capital Stock issued by the Borrower after the Closing Date.

Section 7.14 Fixed Charge Coverage Ratio.

The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of each fiscal quarter for the four fiscal quarter period ending on such day to be less than the following amounts during the following periods of time:

Period	Ratio
Closing Date through 06/30/07	1.10:1.00
07/01/07 through 12/31/08	1.50:1.00
01/01/09 through 12/31/09	1.75:1.00
01/01/10 through 06/30/10	2.00:1.00
07/01/10 and thereafter	2.25:1.00

Section 7.15 Capital Expenditures.The Borrower will not permit Capital Expenditures made or obligated to be made by the Borrower and the Subsidiaries in respect of any period set forth below to be greater than the amount set forth below with respect to such period:

Period	Amount
Borrower’s 2007 Fiscal Year	$8,500,000
Borrower’s 2008 Fiscal Year	$8,500,000
Each Fiscal Year of the Borrower thereafter	$9,000,000

Section 7.16 Amendments to Convertible Senior Notes, Indenture and Seller Notes; Prepayment of Convertible Senior Notes or Seller Notes.  The Borrower will not agree to any amendments to the Indenture, the Convertible Senior Notes or the Seller Notes. The Borrower will not redeem or repurchase any Convertible Senior Notes prior to October 20, 2011 or prepay any principal, premium or interest upon the Convertible Senior Notes or the Seller Notes prior to any stated payment or maturity date.

ARTICLE 8 EVENTS OF DEFAULT

Section 8.01 Events of Default.  If any of the following events or conditions (each, an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee, commission or any other amount or Obligation (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any other Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made or deemed made; or

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.03, 6.04(a), 6.09 or 6.13 or in Article 7, or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any other Loan Document; or

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after such Loan Party shall have obtained knowledge thereof, or

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); or

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or Agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after giving effect to any applicable grace period), provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the Borrower or any Subsidiary Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j) the Borrower or any Subsidiary Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(k) one or more judgments for the payment of money in an aggregate amount in excess of Three Million Dollars ($3,000,000.00) shall be rendered against the Borrower or any Subsidiary Guarantor or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary Guarantor to enforce any such judgment; or

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) Five Hundred Thousand Dollars ($500,000.00) in any year or (ii) One Million Dollars ($1,000,000.00) for all periods; or

(m) any provision of any Loan Document (except for any Assignment And Acceptance) shall cease, for any reason, to be in full force and effect and such cessation shall have a Material Adverse Effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder; or

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of an act or omission by the Agent or as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents; or

(o) a Change in Control shall occur;

(p) any failure of the common stock of the Borrower to be listed for trading on a U.S. national securities exchange;

(q) failure to make any payment when due or within any applicable grace period (whether by scheduled maturity, required payment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Material Indebtedness) having an aggregate principal amount of more than One Million Dollars ($1,000,000.00);

(r) any “Default,” “Event of Default,” or “Designated Event,” as such terms are defined in the Indenture shall occur, any Notice of Default under Section 5.05 of the Indenture shall be issued, or any of any of the following notices shall be issued by or to the Borrower under or with respect to the Indenture or the Senior Convertible Notes: (i) “Notice of Default” under Sections 4.02 or 9.08 of the Indenture; (ii) “Notice of Redemption” pursuant to Sections 10.01 or 10.03 of the Indenture; (iii) “Repurchase Notice” as defined in Section 11.01 of the Indenture; (iv) “Designated Event Repurchase Notice,” as defined in Section 12.01 of the Indenture; (v) “Designated Event Company Notice,” as defined in Section 12.02 of the Indenture; or “Conversion Notice” as defined in Section 13.02 of the Indenture;

(s) the occurrence of any default by the Borrower of its obligations under the Seller Notes; and

(t) the occurrence of any event or condition which has a Material Adverse Effect;

then, and in any such event, the Agent shall have, and may exercise, any or all of the remedies described in Section 8.02.

Section 8.02 Acceleration; Remedies.

Upon the occurrence and continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 8.01(h) or Section 8.01(i) above, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Loan Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, the Agent shall have the right to enforce any and all other rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Security Documents, all rights and remedies against a Guarantor and all rights of set-off, and the Agent shall have the right to enforce any and all other rights and remedies of a creditor under applicable law, and (b) if such event is any other Event of Default, with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, take any or all of the following actions: (i) declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; (ii) declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Agent Cash Collateral as security for the LC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; (iii) enforce any and all other rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Security Documents, all rights and remedies against a Guarantor and all rights of set-off; and (iv) enforce any and all rights and remedies of a creditor under applicable law. Except as expressly provided above in this Section 8.02, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 8.03 Application of Funds

After any exercise of remedies in accordance with the provisions of Section 8.02 of this Agreement (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as required by Section 8.02(b)(ii)), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Section 3.07 of this Agreement) payable to the Agent in its capacity as such and to that portion of the Obligations payable to M&T and described in clause (d) of the definition herein of Obligations;

Second, to payment of that portion of the Obligations constituting fees,

indemnities and other amounts (other than principal and interest) payable to the Lenders (including attorney costs and amounts payable under Section 3.07 of this Agreement), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Borrowings and (b) the Agent for the account of the LC Issuer, to provide Cash Collateral for that portion of the LC Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations arising out or pertaining to any Hedging Agreements to which a Lender or any Affiliate of a Lender is a party;

Sixth, to payment of all other Obligations not specifically enumerated above; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9 THE AGENT

Section 9.01 Appointment

Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints M&T as agent of such Lender under this Agreement and the other Loan Documents and each such Lender authorizes M&T as agent for such Lender to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Credit Parties and no Loan Party shall have any rights as a third party beneficiary of any of such provisions.

Section 9.02 Exculpatory Provisions

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.02 or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by a Credit Party or Loan Party.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.03 Reliance by Agent

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.04 Delegation of Duties

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective related parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the related parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.05 Resignation of Agent

The Agent may at any time give notice of its resignation to the Credit Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the state of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders and Issuing Lender that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead by made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 9.06 Non-Reliance on Agent and Other Lenders

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their related parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the issuing Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their related parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.07 Agent May Hold Collateral For Lenders and Others

The Lenders and the Borrower acknowledge that any financing statements, guaranties, stock pledge agreements, mortgages, deeds of trust, or security documents relating to the Loans, the Obligations, or the Collateral, including all of such documents filed in the public records in order to evidence or perfect the Liens and security interests granted in the Loan Documents, may name only the Agent, as agent for the Lenders (including, but not limited to, the Swingline Lender and the Issuing Lender) as the secured party, mortgagee, beneficiary, or as lienholder. The Lenders (including, but not limited to, the Swingline Lender and the Issuing Lender) and the Borrower authorize the Agent to hold any or all of the above-described security interests and Liens in and to the Collateral as the agent for the Lenders.

Section 9.08 No Independent Actions By Lenders With Respect to Collateral Or Remedies; Exercise of Control Of Acquisition Of Title

Each Lender and the Issuing Lender hereby authorizes the Agent to take such actions in the name of the Agent or in the name of the Lenders and the Issuing Lender as may be required to enforce the terms and conditions of any of the Loan Documents, including but not limited to the exercise of any remedies or enforcement rights. Each Lender and the Issuing Lender agrees that it shall not have any right individually to seek to realize upon any Collateral or other security granted by any of the Loan Documents or to individually exercise any of the remedies or rights of enforcement provided by the Loan Documents or as otherwise available under applicable Laws, it being agreed that such rights and remedies shall be exercised only by the Agent for the benefit of the Lenders and the Issuing Lender in accordance with the terms of the Loan Documents.

Section 9.09 The Agent In Its Individual Capacity

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, including the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.10 Documentation Agent.  No Lender identified on the facing page to this Agreement or otherwise in this Agreement as a “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lender, those applicable to Lenders as such. Without limiting the foregoing, none of the Lenders or Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders or any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 10 MISCELLANEOUS

Section 10.01  Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Borrower: LeCroy Corporation 700 Chestnut Ridge Road Chestnut Ridge, New York 10977 Attention: Sean O’Connor Telephone No.: (845) 425-2000 Telecopy No.: (845) 425-8967
with a courtesy copy to:
Fish & Richardson, P.C. 225 Franklin Street Boston, MA 02110 Attention: Roger D. Feldman, Esquire Telephone No.: (617) 956-5924 Telecopy No.: (617) 542-8906

(b)
if to the Agent (with a copy to each of the Lenders):
Manufacturers and Traders Trust Company
303 South Broadway, Suite 130
Tarrytown, NY 10591
Attention: Chris Tesla, CFA, CPA
Telephone No.: (914) 366-5815
Telecopy No.: (914) 366-8523

And to:
Manufacturers and Traders Trust Company 25 S. Charles Street, 12th Floor Baltimore, Maryland 21201 Attention: Robert H. Hauver Telephone No.: (410) 545-2797 Telecopy No.: (410) 545-2079

                               (c)            if to any other Credit Party, to it at its address (or telecopy number) set forth on the signature pages of this Agreement or in any Assignment And Acceptance.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The failure of any Credit Party to send the above-noted courtesy copy shall not impair the effectiveness of any notice given to the Borrower in the manner provided herein.

Section 10.02  Waivers; Amendments

(a) No failure or delay by any party hereto in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No waiver or indulgence by any of the Credit Parties shall constitute a future waiver of performance or exact performance by the Borrower. No amendment or waiver shall be effective unless in writing. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as expressly set forth below in this Section, any term, covenant, agreement or condition of this Agreement or of any of the other Loan Documents may be amended or waived by the Required Lenders on behalf of the Lenders, and any consent may be given by the Required Lenders on behalf of the Lenders; provided, however, that no amendment, waiver or consent shall (i) without the prior written consent of each Lender directly affected thereby, (A) increase or decrease the principal amount of the Revolving Committed Amount (except as contemplated by Section 2.01(d)), (B) extend the Maturity Date, the Swingline Maturity Date, the LC Expiration Date, or the expiration date of the Revolving Commitments, (C) change the Revolving Commitment Percentage or Revolving Commitment of any such Lender (except as specifically permitted to reflect an assignment pursuant to the assignment provisions of Section 10.04 of this Agreement), (D) postpone the originally scheduled time or times of payment of the principal of any of the Loans, the time or times of payment of interest or fees on account of any of the Loans or Letters of Credit, or the time or times of payment of any of the reimbursement obligations in respect of Letters of Credit or of any other LC Obligations, (E) reduce the rate of interest or fees payable on any of the Loans or reduce any fees relating to Letters of Credit; or (ii) without the prior written consent of all of the Lenders, (A) release all or substantially all of the Collateral (other than as specifically authorized by the terms of this Agreement or any of the other Loan Documents), (B) release any Subsidiary Guarantor; (C) amend the definition of Required Lenders or modify in any other manner the number or percentage of Lenders required to make any determinations; or (D) amend the provisions of this Section 10.02(a); and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Swingline Lender, or the Issuing Lender hereunder without the prior written consent of the Agent, Swingline Lender, and Issuing Lender, respectively. Except as expressly provided to the contrary in this Agreement and with the exception of amendments to any provision of Article 9 of this Agreement, this Agreement may not be amended without the prior written consent of the Borrower. The Agent and all of the Lenders may amend or modify any provision of Article 9 of this Agreement without the need for any consent or approval from the Borrower.

Section 10.03  Expenses; Indemnity; Damage Waiver

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the recordation of any Loan Documents (including all recording costs and taxes, transfer taxes, documentary stamps, and the like), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Lender in connection with the endorsement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and the Issuing Lender and each related party of any of the foregoing Persons (each such Person being called an Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against any Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Issuing Lender or any related party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any sub-agent), the Issuing Lender or such related party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any related party of any of the foregoing acting for the Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section 10.03 shall be payable not later than three (3) Business Days after demand therefor.

Section 10.04  Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each other Credit Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (f) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (f) of this Section) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may assign to one or more Eligible Assignees all or any portion of such Lender’s interests, rights and obligations set forth in this Agreement or the other Loan Documents (including all or a portion of the Revolving Loans at the time owing to such Lender and the Notes held by such Lender) provided that: (i) an administrative fee in the amount of Three Thousand Five Hundred Dollars ($3,500.00) is paid to the Agent by either the assigning Lender or the Assignee in connection with the assignment; (ii) if less than all of the assigning Lender’s Revolving Commitment is to be assigned, the Revolving Commitment so assigned shall be for an aggregate principal amount of not less than Five Million Dollars ($5,000,000.00); (iii) the parties to each such assignment shall execute and deliver an Assignment And Acceptance to the Agent (with copies to be sent contemporaneously to each Lender), for its acceptance; and (iv) such Assignment And Acceptance does not require the filing of a registration statement with the Securities And Exchange Commission or require the Loans or the Notes to be qualified in conformance with the requirements imposed by any blue sky laws or other laws of any state. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment And Acceptance, which effective date is at least five (5) Business Days after the execution thereof, (i) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment And Acceptance, have the rights, duties, and obligations of a Lender hereunder, and (ii) the assigning Lender thereunder shall, to the extent provided in such Assignment And Acceptance, be released from its duties and obligations under this Agreement but shall continue to be entitled to the protections, indemnifications and benefits of Sections 3.05, 3.06, 3.07, and 10.3 and all other indemnification and reimbursement rights provided to the Lenders by the Borrower pursuant to any of the Loan Documents with respect to facts, events, and circumstances occurring prior to the effective date of such assignment.

(c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties to this Agreement as set forth in such Assignment and Assumption. Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this paragraph shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) The Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon the Agent’s receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such Assignment and Assumption and the written consent to such Assignment and Assumption, the Agent shall, if such Assignment and Assumption has been completed and is substantially in the form of Exhibit A: (i) accept such Assignment and Assumption; (ii) record the information contained therein in the Register; (iii) give prompt notice thereof to the Borrower; and (iv) promptly deliver a copy of such Assignment and Assumption to the Borrower. Within three (3) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Revolving Commitment (and Revolving Commitment Percentage) assumed by it pursuant to such Assignment and Assumption and a new Note or Notes to the order of the assigning Lender in an amount equal to the Revolving Commitment (and Revolving Commitment Percentage) retained by the assigning Lender. Such new Note or Notes shall be in an aggregate stated principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower. The Borrower expressly acknowledges that the cancellation of any Note or Notes and the replacement of any Note or Notes in accordance with this provision shall not constitute or be deemed to be a refinancing or a novation of any of the Obligations.

(f) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than to a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and ()iii) the Borrower, the Agent, the Lenders, the Issuing Lender and Swingline Lender shall continue to deal solely and directly such Lender in connection with such Lender’s rights and obligations under this Agreement.

(g) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or wavier of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant which (i) increases or decreases the principal amount of the Revolving Commitment of such Lender, (ii) extends the Maturity Date, Swingline Maturity Date or LC Expiration Date or the expiration date of the Revolving Commitment, (iii) postpones the time of payment of principal, interest or fees on account of the Loans, (iv) reduces the rates of interest payable on the Loans or reduces any fees payable under the Loan Documents, or (v) releases substantially all of the collateral that affects such Participant. Subject to paragraph (h) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.05 or 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.08(c) as though it were a Lender.

(h) A Participant shall not be entitled to receive any greater payment under Sections 3.05 or 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.07 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.07(e) as though it were a Lender.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from an of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, if at any time M&T assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, M&T may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of M&T as Issuing Lender or Swingline Lender, as the case may be. If M&T resigns, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LC Obligations with respect thereto. If M&T resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment of a successor Issuing Lender and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to M&T to effectively assume the obligations of M&T with respect to such Letters of Credit.

Section 10.05  Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 3.05, 3.06, 3.07 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 10.06  Counterparts; Integration; Effectiveness; Electronic Execution

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent or to M&T, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 5, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07  Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.08  Right of Setoff

If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 10.09  Governing Law; Jurisdiction; Consent to Service of Process

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10  WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11  Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12  Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligation hereunder.

Section 10.13  Treatment of Certain Information; Confidentiality.

Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by an regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those in this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any of the Credit Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties, provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with all applicable Laws, including Federal and state securities Laws.

Section 10.14  Acknowledgments.

The Borrower and the other Loan Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Loan Document;

(b) no Credit Party has any fiduciary relationship with or duty to the Borrower or any other Loan Party arising out of or in connection with this Agreement and the relationship between the Credit Parties, on one hand, and the Borrower and the other Loan Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c) no joint venture exists among the Credit Parties or among the Borrower or the other Loan Parties and the Credit Parties.

Section 10.15  USA Patriot Act Notice.

Each Lender that is subject to the Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

[Signature Pages to Follow]

Signature Page To Credit Agreement:

IN WITNESS WHEREOF, each of the CREDIT PARTIES and the BORROWER have duly executed this AGREEMENT under seal to be effective as of the date first above written.

WITNESS/ATTEST:	BORROWER:
LECROY CORPORATION, A Delaware Corporation

/s/ Joanne M. Torres	By: /s/ Sean B. O'Connor (SEAL) Name: Sean B. O'Connor Title:

AGENT: MANUFACTURERS AND TRADERS TRUST COMPANY, A New York Banking Corporation, In Its Capacity As Agent For The Lenders

/s/ Esther Luckett Notary	By: /s/ C. Tesla (SEAL) Name: Chris Tesla Title: Vice President

Signature Page To Credit Agreement:

WITNESS/ATTEST:	LENDER:

LASALLE BANK NATIONAL ASSOCIATION, A National Banking Association, In Its Capacity As A Lender

/s/ Jane Kim Jane Kim LaSalle Bank	By: /s/ Richard Neuman (SEAL) Name: Richard Neuman Title: S.V.P.

Notice Address:
LASALLE BANK NATIONAL ASSOCIATION
119 Cherry Hill Road, Suite 145
Parsippany, New Jersey 07054
Facsimile: (973) 402-3498

Signature Page To Credit Agreement:

WITNESS/ATTEST:
LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY, A New York Banking Corporation, In Its Capacity As A Lender

/s/ Esther Luckett Notary	By: /s/ C. Tesla (SEAL) Name: Chris Tesla Title: Vice President

Notice Address:
MANUFACTURERS AND TRADERS TRUST COMPANY
303 South Broadway, Suite 130
Tarrytown, NY 10591
Attention: Chris Tesla, CFA, CPA
Facsimile: (914) 366-8523

MANUFACTURERS AND TRADERS TRUST COMPANY
25 S. Charles Street, 12th Floor
Baltimore, Maryland 21201
Attention: Robert H. Hauver
Telecopy No.: (410) 545-2079

Signature Page To Credit Agreement:

WITNESS/ATTEST:	SWINGLINE LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY, A New York Banking Corporation, In Its Capacity As Swingline Lender

/s/ Esther Luckett Notary	By: /s/ C. Tesla (SEAL) Name: Chris Tesla Title: Vice President

Notice Address:
MANUFACTURERS AND TRADERS TRUST COMPANY
303 South Broadway, Suite 130
Tarrytown, NY 10591
Attention: Chris Tesla, CFA, CPA
Facsimile: (914) 366-8523

MANUFACTURERS AND TRADERS TRUST COMPANY
25 S. Charles Street, 12th Floor
Baltimore, Maryland 21201
Attention: Robert H. Hauver
Telecopy No.: (410) 545-2079

Signature Page To Credit Agreement:

ISSUING LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY, A New York Banking Corporation, In Its Capacity As Issuing Lender

/s/ Esther Luckett Notary	By: /s/ C. Tesla (SEAL) Name: Chris Tesla Title: Vice President

Notice Address:
MANUFACTURERS AND TRADERS TRUST COMPANY
303 South Broadway, Suite 130
Tarrytown, NY 10591
Attention: Chris Tesla, CFA, CPA
Facsimile: (914) 366-8523

MANUFACTURERS AND TRADERS TRUST COMPANY
25 S. Charles Street, 12th Floor
Baltimore, Maryland 21201
Attention: Robert H. Hauver
Telecopy No.: (410) 545-2079

Schedule 2.01
Lenders and Commitments

Lender	Amount of Revolving Commitment	Revolving Commitment Percentage
Manufacturers and Traders Trust Company	$25,000,000.00	62.50%
LaSalle Bank National Association	$15,000,000.00	37.50%
Total Revolving Committed Amount	$40,000,000.00	100.00%